                                                                Exhibit 10.38

                               OPEN ACCESS PROGRAM

                                TABLE OF CONTENTS
                                -----------------



GLOSSARY ................................................................................................iv

PART I          INTRODUCTION..............................................................................1

      A.        Overview..................................................................................2
      B.        Objectives................................................................................3
      C.        Comprehensive Studies.....................................................................3
      D.        Goals.....................................................................................5

PART II         PROGRAM OUTLINE and PHASE
                ONE-PLANNING AND DEVELOPMENT..............................................................6

Introduction    ..........................................................................................7

     A.         Phase One - Planning and Development......................................................8
     B.         Newcorp...................................................................................8
     C.         Compliance and Reporting Procedures and Processes.........................................10
     D.         Outreach/Opportunity Conferences and Seminars.............................................11
     E.         Joint Ventures............................................................................12
     F.         Vendor Purchases..........................................................................12
     G.         Certification of Open Access Participants.................................................13
     H.         Certification of Open Access Businesses...................................................13
     I.         Creation of a Directory of Open Access Businesses in Orleans Parish
                and the State of Louisiana................................................................14
     J.         Use of Open Access Financial Institutions.................................................15
     K.         Identification of Construction Needs of the Project.......................................15
     L.         Identification of Open Access Participants to Meet Construction
                Needs of the Project......................................................................15
     M.         Technical Assistance to Open Access Participants and Assistance
                to Prime Contractors......................................................................15
     N.         Bonding Assistance Program................................................................16
     O.         Memoranda of Understanding................................................................16




     P.         Means of Ensuring that Competitors Make Good Faith Efforts to Meet Open Access Goals.................................................................17
     Q.         Contractor Demonstration of Good Faith Efforts............................................17
     R.         Compliance Agreements and Monitoring......................................................19
     S.         Prompt Payment Policy.....................................................................19
     T.         Contributions to Public Support Efforts...................................................19

PART III        PHASE TWO - OPERATIONS....................................................................22

     A.         Overview..................................................................................23
     B.         Dissemination of Information on Employment Needs of the Project...........................23
     C.         Convening of Employment Conferences and Seminars..........................................23
     D.         Development of Cooperative Skills Training Program........................................23
     E.         Development of Internship, Apprenticeship, On-The-Job Training
                and Career Development Programs...........................................................24

PART IV         ADMINISTRATIVE REVIEW.....................................................................26

     A.         Definitions: Categories of Violation, Net Hiring, Total Employment .......................27
     B.         Waiver System.............................................................................28
     C.         Violations with Respect to Employment and Contracting Goals...............................29
     D.         Failure to Comply with Newcorp Funding and Public Support
                Efforts Obligations.......................................................................29
     E.         Failure to Comply with Certification Process Requirements.................................29
     F.         Measures of Compliance....................................................................30
     G.         Requests for Review.......................................................................31
     H.         Response to Request for Review; Notice of Fine............................................32
     I.         Appeal of Fines...........................................................................32
     J.         Judicial Review...........................................................................33
     K.         Make-up of Shortfall......................................................................34
     L.         Indemnity Assignment......................................................................35




PART V          MEANS OF EVALUATION AND RESOLUTION
                PROVISIONS................................................................................36

     A.         Demonstration of Best Efforts.............................................................37
     B.         Record Keeping............................................................................39
     C.         Reporting Requirements....................................................................39
     D.         Reporting Mechanisms to Track the Hiring and Retention of
                Members of Minority Groups, Women and Persons with Disabilities...........................40
     E.         Upgrading Job Skills......................................................................40
     F.         Contractual Clauses.......................................................................41
     G.         Defense of Litigation/Invalidity of Program...............................................41
     H.         Interpretation............................................................................43
     I.         Modification..............................................................................44
     J.         Conclusion................................................................................44

APPENDICES

APPENDIX A  - LIST OF COMPLIANCE-ORIENTED EFFORTS FOR CONSTRUCTION CONTRACTING

APPENDIX B - LIST OF COMPLIANCE-ORIENTED EFFORTS FOR CONSTRUCTION EMPLOYMENT

APPENDIX C - LIST OF COMPLIANCE-ORIENTED EFFORTS FOR OPERATIONS CONTRACTING

APPENDIX D - LIST OF COMPLIANCE-ORIENTED EFFORTS FOR OPERATIONS EMPLOYMENT


                                    GLOSSARY

A. Minority Individual means an individual who is a member of one or more of the following groups:


     1. African Americans;

     2. Hispanic Americans;

     3. Asian Americans; and

     4. Other minority groups identified by the interim or final Comprehensive Studies prepared pursuant to Part I, Subpart C of this Open Access Program as groups that have suffered past discrimination in employment or contracting.

B. Minority Business Enterprise ("MBE") means a business that is at least fifty-one percent (51%) owned and controlled by one or more Minority Individuals.


C. Women's Business Enterprise ("WBE") means a business that is at least fifty-one percent (51%) of which is owned and controlled by one or more women.

D. Disadvantaged Individual means an individual whose ability to compete for jobs or compete in the free enterprise system is impaired because of constraints on the following:

     1. Lack of opportunity to join professional and business organizations;

     2. Lack of ability to raise capital and obtain credit or bonding capacity;

     3. Lack of educational opportunities; and

     4. Lack of training, employment and promotion opportunities.

E. Disadvantaged Business Enterprise ("DBE") means a business that is at least fifty-one percent (51%) owned and controlled by one or more Disadvantaged Individuals. An individual and/or business may also be considered disadvantaged, regardless of race, gender or ethnicity, if the social and/or economic circumstances of the business or individual warrant such designation.


     Jazz Casino Company, L.L.C., a Louisiana limited liability company ("JCC"), will use standards currently used by the Small Business Administration to evaluate economic circumstances. No specific set of criteria, other than those cited above, defines a disadvantaged individual or enterprise. Therefore, consideration of an applicant who is not included in any of the groups cited above will be made on a case by case basis. The applicant will have the responsibility of proving that he/she warrants the designation as a disadvantaged individual or business based on his/her present economic and social circumstances.

F. Persons with Disabilities shall be defined as that term is defined in the federal Americans with Disabilities Act.


G. For purposes of this glossary, "Control" shall be determined by reference to factors such as the following:

     1. status as employees, officers or directors of the business;

     2. control over the management of the business;

     3. authorization to sign checks on the business' bank accounts;

     4. participation in significant decisions affecting the business;

     5. authority with respect to profit sharing, pension, and stock option plans; and

     6. authority with respect to setting salaries and bonuses.

H. Open Access Program means this MBE/WBE/DBE program attached as Exhibit "C" to and made a part of the Amended and Restated Lease Agreement.

I. Open Access Participants means MBEs, WBEs, DBEs, Minority Individuals, Disadvantaged Individuals, Persons with Disabilities and women.

J. Original Amended Lease Agreement means that certain Amended and Restated Lease Agreement by and among HJC, RDC and the City dated as of March 15, 1994.

K. Original Open Access Program means the MBE/WBE/DBE program attached as Exhibit G to the Original Amended Lease Agreement.

L. HJC means Harrah's Jazz Company, a Louisiana general partnership.

M. JCC means Jazz Casino Company, L.L.C., a Louisiana limited liability company and successor by operation of law to HJC.

N. Amended and Restated Lease Agreement means that certain Amended and Restated Lease Agreement by and among the City, RDC and JCC to which this Open Access Program is attached as Exhibit "C".

O. Original Lease Agreement means that certain Lease Agreement by and among the City, RDC and Celebration Park Casino, Inc. dated April 27, 1993.

                                     PART I



                                  INTRODUCTION

A.   Overview


     JCC accepts as a corporate responsibility its obligation to improve the quality of life of its employees and the citizens of its community. To this end, JCC accepts responsibility for establishing aggressive, yet realistic, goals for the participation of the entire New Orleans community in the benefits of the casino.


     JCC is committed to using its corporate resources, skills and creativity to produce and implement a program that will help reduce unemployment, under-employment, chronic unemployment and the underutilization of traditionally disadvantaged businesses and individuals. HJC has worked and JCC has and will continue to work cooperatively with the government and people of New Orleans to develop the gaming industry in ways that address the crucial socio-economic problems of the City. The opportunities of the more than $500 million project will not only address the profit-making potential of the casino but will also increase employment opportunities and expand contractual activities for Open Access Participants. In order to develop new opportunities for historically disadvantaged businesses and individuals, JCC adopts this Open Access Program.


     Grand Palais Casino, Inc. ("GPCI") undertook an extensive analysis of employment problems, disparities, and social and economic conditions in the City of New Orleans. GPCI conducted this analysis in order to better understand the business environment in New Orleans and to develop a program that will address these problems. JCC is motivated to undertake this Open Access Program in part by its awareness of these concerns. That awareness rests in part on a review of the following disparity reports: Disparity in the City of New Orleans, Louisiana, by Metro Consulting and Research Firm, Inc. dated May 29, 1992; State of Louisiana Disparity Study Volume I and Volume II, dated April 1990, An Analysis of Disparity and Possible Discrimination in the Construction Industry and State Procurement System and Its Impact on Minority and Women-Owned Firms Relative to the Public Works Arena, by a team of researchers at LSU (Baton Rouge) and Southern University (Baton Rouge); Disparity in Contracting Opportunities, commissioned by The Sewerage and Water Board of the City of New Orleans from The Dillard Consortium, dated 1991; An Analysis of the Minority Contractors Survey, by Silas Lee and Associates Consulting Company, dated August 1989; and Surveys on Minority and Female Owned Business, Women in Business:
Their Impact on the New Orleans Economy, City of New Orleans, dated March 1986. These reports are incorporated herein by reference.


     In addition, as discussed below, HJC undertook further comprehensive studies of the social and economic conditions in New Orleans to refine further the specific goals of this Program. HJC adopted Interim and Final Open Access Plans which were each approved by the New Orleans City Council in 1994, as described in Part I, Subpart C of this Open Access Program. JCC has amended and restated the Final Open Access Plans of HJC and, subject to the approval of the New Orleans City Council, will adopt and implement such Amended and Restated Open Access Plans to provide for, among other things, the allocation of jobs and contracts to MBEs, WBEs and DBEs ("Open Access Participant firms"). Upon approval by the New Orleans City Council of JCC's Amended and Restated Open Access Plans, said Open

Access Plans shall amend and restate the Final Open Access Plans of HJC and shall supersede and replace the Interim and Final Open Access Plans of HJC in their entirety.


B.   Objectives


     JCC has adopted the following specific objectives to ensure the broadest range of economic participation in the casino:


- To enhance participation by MBEs, WBEs and DBEs in the private business sector by focusing on innovative methods that will strengthen and expand the capacity of these businesses to compete for contracts of increasing size and complexity;


- To create new employment opportunities and upgrade the job skills of the employees in the gaming industry, especially those groups currently under-represented in the work force - minority groups, women and persons with disabilities; and


- To promote maximum linkage between the public and private sector by effectively coordinating, re-directing and supplementing existing resources.


C.   Comprehensive Studies


     In addition to relying upon the above-referenced reports, HJC arranged for the performance of comprehensive studies of past discrimination and the continuing effects of such past discrimination in employment and contracting practices in the City of New Orleans. These comprehensive studies analyzed historical data of contracting and employment practices, public and private, with respect to Open Access Participants and the present availability of Open Access Participants for contracting and employment. These comprehensive studies served to refine further the above-stated objectives.


     These studies were performed, and HJC's Open Access Plans derived from such studies were subsequently submitted to the New Orleans City Council and approved by the New Orleans City Council pursuant to the following procedures and guidelines:


     1. After the Original Lease Agreement was executed, a consultant nominated by GPCI, and approved by the President of the New Orleans City Council, prepared requests for proposals ("RFPs"). The RFPs provided for interim reports, copies of which HJC delivered to the committee described in paragraph 3 below for its review and input. The RFP also provided that the study address the need for a monitor.


     2. The RFPs solicited proposals for two (2) studies as follows: one study pertaining to the construction phase of the casino project (the "Construction Phase Study") and the other study pertaining to the operation phase of the casino project (the "Operation Phase Study"). Each study was paid for by HJC.

     3. Pursuant to provisions of the Original Open Access Program, a committee composed of the drafter of the RFPs, a representative of Grand Palais Casino, Inc., and a representative of the New Orleans City Council reviewed the proposals submitted in response to the RFPs described in paragraph 2, above. That committee selected National Economic Research Associates, Inc. ("NERA") to conduct both studies.

     4. The original studies described in paragraphs 5, 6 and 8 below were monitored by a monitoring team composed of the three (3) persons listed in paragraph 3, above, and any future studies and reassessments will also be monitored by a monitoring team composed of (i) a representative of JCC, (ii) a representative of the New Orleans City Council, and (iii) a third representative jointly selected by JCC and the New Orleans City Council. The fees and expenses of the original monitoring team were paid by HJC, and JCC will pay the fees and expenses of any future monitoring teams.

     5. Pursuant to an August 1993 letter of intent between GPCI and NERA and a subsequent contract between HJC and NERA entered into in November 1993, NERA prepared both interim and final studies pertaining to the operation and construction phases of the casino project.

     6. The interim studies were completed by NERA and provided simultaneously to HJC and the New Orleans City Council. Promptly after submission of the interim studies, HJC prepared interim Open Access Plans based upon the interim studies and submitted the interim Open Access Plans to the New Orleans City Council for approval. The interim plans were approved by the New Orleans City Council within sixty (60) days after submission thereof.

     7. The Open Access Program provided that HJC could not take possession of the casino premises or commence any demolition or construction work thereon until the New Orleans City Council approved HJC's Open Access Plans for the construction phase of the casino.

     8. The final Construction Phase and Operation Phase Studies were completed on September 13, 1994 and were provided simultaneously to HJC and the New Orleans City Council.

     9. Promptly after submission of the final Construction Phase and Operation Phase Studies, HJC submitted its final Open Access Plans for the construction and operation phases of the casino project to the New Orleans City Council in December 1994. The final Open Access Plans were designed to achieve the goals for contracts and employment in the construction and operation phases of the casino project, as defined in the Construction Phase Study and the Operation Phase Study, respectively.

     10. The New Orleans City Council approved the final Open Access Plans for the construction and operation of the casino submitted by HJC within sixty (60) days after submission thereof.

     Any goals established under this Open Access Program are not intended as rigid, inflexible quotas.

D.   Goals

     While the goals under both the interim and final Open Access Plans of HJC were determined on the basis of the NERA studies, prior to the approval of HJC's interim and final Open Access Plans, HJC sought to achieve its Open Access obligations on the basis of certain preliminary goals. Those preliminary goals were replaced by the goals set forth in the NERA studies which were incorporated into HJC's interim and final Open Access Plans.

     Neither the preliminary goals nor the goals contained in HJC's interim and final Open Access Plans allowed for double-counting of particular classes of Open Access Participants.

                                     PART II





                                 PROGRAM OUTLINE





                                       and





                      PHASE ONE - PLANNING AND DEVELOPMENT

Introduction


     The implementation of this Open Access Program is divided into two (2) phases: the planning and development phase and the operation phase. JCC will retain a project director and select a support staff for the implementation of the Open Access Program. The overall Open Access Program has two components: a support, enhancement and participation program and an employee hiring, retention and support program. The Open Access Program will have the greatest concentrated impact during the planning and development phase. Initially the program will consist of eight (8) major program components, each addressing a primary need of businesses and the labor force. Each component is important, because of JCC's holistic approach to developing the policy and program. JCC gives equal priority to each component because each is critical to accomplishing JCC's goals. These components are:

     1. Creation and funding of a business development corporation known as Newcorp ("Newcorp") that interfaces with and assists new and existing businesses, owned and controlled by minorities, women and other disadvantaged persons to effectuate contractual agreements in the planning and development and operation phases of various industries, inclusive of gaming projects. Funding for Newcorp includes an initial capitalization of $500,000 which has been previously paid by HJC and annual minimum payments by JCC of $250,000 per year for five (5) years as described in Part II, Subpart B of this Open Access Program;

     2. An Internship and Apprentice Program which ensures that minorities, women, the disadvantaged and persons with disabilities are employed at each level of operation;

     3. Training Programs which offer formal skills for training in those areas of work that are relevant to the development and operation of the casino project;

     4. A strong compliance and monitoring program, reporting to the President of JCC;

     5. An aggregate amount of $2,500,000 representing contributions to public support efforts, to be payable in five (5) annual installments of $500,000 per year, the first of which is to be made as of the opening date of the Casino, with an additional $500,000 to be paid on each of the first, second, third and fourth anniversary dates thereafter (funded each year in quarterly installments to a separate account established for this purpose), to enhance existing business development programs and public support endeavors based on criteria developed by JCC and set forth in Part II, Subpart T of this Open Access Program.

     6. Memoranda of Understanding from majority firms and vendors stipulating to their commitment to the Open Access Program, the Open Access Plans and Open Access Participants;

     7. An aggressive Outreach Program;

     8. Institution of internship and apprenticeship programs that will ensure the hiring goals specified in the Open Access Plans, at all levels.

A.   Phase One - Planning and Development

     Phase One of the project involves the planning and construction of the casino building and the related structures. JCC believes it is imperative to set the tone for open access participation and hiring policies at this stage.

     A commitment to working with the MBE/WBE/DBE community in Orleans Parish was initiated by HJC through the assembly of an original team of project consultants, mostly from the New Orleans area. JCC will undertake to reassemble such team of project consultants or designate a new team of project consultants in order to continue its commitment to working with the MBE/WBE/DBE community.

B.   Newcorp

     As a principal component of this initiative, HJC created and initially capitalized Newcorp in order to foster the establishment, expansion, and participation of Open Access Participant firms. In furtherance thereof, HJC contributed $250,000 to Newcorp in the first year of its operations to promote Newcorp and to pay for its expenses. JCC continues to believe that this innovative effort will produce increased numbers of Open Access Participant firms in the New Orleans community over the long term and will provide significant benefits beyond the casino project.

     JCC's goal is not only to increase contractual participation for the casino project, but also to provide an ongoing development program that will strengthen and increase the number of Open Access Participant firms over the long term. Recognizing that this required some innovative measures, HJC previously created and funded Newcorp, a business development corporation, which was initially capitalized at $500,000. JCC will annually underwrite the cost of staffing, office expenses and promotion of Newcorp for five (5) years at a minimum of $250,000 per annum, the first annual payment of which shall be paid on the effective date of the Third Amended Joint Plan of Reorganization, as modified, of HJC and on the first, second, third and fourth anniversary dates of the effective date of the Third Amended Joint Plan of Reorganization, as modified, of HJC, to be paid in quarterly installments of $62,500 at the beginning of each quarter for the specified years. These five (5) payments of at least $250,000 are in addition to and separate from the $500,000 per annum to be paid by JCC as contributions to public support efforts, as provided for in paragraph 5 of the Introduction to this Part II and in Part II, Subpart T hereof. All expenditures made by Newcorp will be audited by an independent auditor on at least an annual basis to ensure that all such payments are proper and in accordance with the corporate purpose of Newcorp.

     Newcorp will provide one-on-one counseling to Open Access Participants when referrals to other sources for technical services and financing are indicated. There will be cross-referrals between Newcorp and JCC's procurement department. JCC's procurement department, in turn, will refer Open Access Participants in need of assistance to Newcorp.

     The Newcorp board of directors will include unpaid representatives from minority and women's business groups. The Newcorp Board of Directors will be composed of nine (9) members. Two (2) board members will be from the city's disadvantaged business office and/or the economic development office (or a similar office established by the Mayor). One (1) will be a designated representative of the New Orleans City Council. Two (2) board members will be representatives from the New Orleans business community, each possessing a minimum of five (5) years business experience, one (1) selected by the New Orleans Business Council and one (1) selected by the Black Economic Development Council. Two (2) board members will represent JCC. One (1) board member will represent Harrah's New Orleans Management Company. The Board will appoint one
(1) additional member from those agencies which serve persons with disabilities.

     JCC will determine whether Newcorp may be useful in other industries. Additionally, opportunities may be available for funding of Newcorp by other companies as well as by JCC.

     Newcorp will provide the office space and support services for a small business incubator. The incubator will serve to eliminate or reduce the historical problems of new businesses: inadequate management, accounting and marketing funds and under-capitalization; proper site location for businesses; and problems associated with obtaining proper support services. By nurturing new firms and providing assistance to existing businesses, the incubator concept will increase their stability and provide an enhanced opportunity for well-planned growth.

     As part of the effort to increase contractual opportunities for Open Access Participant firms, Newcorp will focus on the linkage of public and private sector programs. There are already in existence a number of programs at the city, state and federal level. These programs provide such services as planning, managerial and technical advice and assistance, business planning assistance, venture capital and loan programs (such as direct loans, loan guaranties, loan participation and linked deposit loans). Aggressive linkage, coordination and follow up efforts will be made by Newcorp to pair these resources with Open Access Participants as needs indicate.

     Because of detailed planning performed by HJC, Newcorp will be able to form linkage and coordinate its services with both sectors. For example, HJC compiled an initial list of business opportunities and contract work that will be available for Open Access Participants. JCC will update this list periodically as additional business opportunities are identified. This information will be used to consult with potential vendors on what is available as well as what requirements are needed. The updated information will be made available two (2) to three (3) months in advance of any JCC procurement announcements and will be presented twelve (12) to fifteen (15) times before business development organizations, the public and interested groups.

     The primary responsibilities of Newcorp are to:

- Identify business opportunities and facilitate participation in the gaming industry for Open Access Participants and persons interested in starting businesses;

- Provide assistance, i.e., technical assistance, business development, short-term financing and space for Open Access Participants;

-    Provide project management assistance;

- Assist Open Access Participants in making contacts with existing city, state and federal agencies designed to help Open Access Participants;

- Facilitate agreements with majority contractors, particularly analyzing issues involving control and scope of work;

- Assist Open Access Participants in making the most effective use of existing loan and venture capital funds;

-    Maintain and operate a room to facilitate the bidding process;

- Assist in the non-legal resolution of job-related technical and administrative problems; and

- Make limited short-term working capital loans and grants to Open Access Participants to the extent permitted by applicable law.

     These activities are designed to provide specific staff and business development assistance to Open Access Participants on an as-needed basis. The approach is one in which a general assessment of technical needs (as to both staff and business skills) is made and technical assistance and/or resources are provided to meet these needs. These services are intended to develop the level of competence of Open Access Participants so that they grow from a point of relative dependency to one of greater independence from outside assistance.


C.   Compliance and Reporting Procedures and Processes


     1. JCC agrees to report to the Mayor and New Orleans City Council, as set forth in Part V, Subpart B, on the following subjects, as well as any other relevant subjects as requested by the Mayor and/or New Orleans City Council:

     a. Efforts undertaken by JCC to publicize the provisions and opportunities of this Open Access Program;

     b. Efforts undertaken by JCC to identify DBE entities and efforts undertaken to encourage participation in this Open Access Program;

     c. Efforts undertaken by JCC to remedy any inability of Open Access Participants to perform contracts or proposed contracts;

     d. A summary of the progress being made toward the Open Access Program 's objectives and goals;

     e. Names, addresses and phone numbers of all potential Open Access Participants that have been contacted by JCC;

     f. Names, addresses and phone numbers of all Open Access Participants that responded to requests from JCC;

     g. The contact person at each involved Open Access Participant;

     h. Type of service to be provided by each retained Open Access Participant;

     i. Total dollar value of services to be provided by each retained Open Access Participant;

     j. The date any contract is awarded to a retained Open Access Participant;

     k. The date a contract is to be awarded to a retained Open Access Participant;

     l. Problems encountered in the process for any non-retained Open Access Participants after bidding;

     m. The racial and ethnic categories of involved MBE/DBE entities;

     n. Recommendations of JCC to strengthen its Open Access Program;

     o. Forecast of the contracts expected to be awarded, including probable monetary amounts involved, the number and type of contracts to be awarded, and expected solicitation dates;

     p. All funds disbursed to retained Open Access Participant firms on a year-to-date basis; and

     q. All funds disbursed to retained Open Access Participant firms on a month-to-month basis.

D.   Outreach/Opportunity Conferences and Seminars

     The most important task of an Outreach process is the creation of entry points in the focus communities, including individuals, professional associations and business development organizations that can assist in strengthening ties between the project and the community. An Outreach process operates on the premise that it must forge contacts with disadvantaged firms which will serve as contractors and subcontractors in the casino project. Thus, DBE purchasing councils, DBE contractors associations, and local economic and development corporations are targeted. As of December 30, 1992, contact had been made with fifteen organizations as a part of the first Outreach effort. As of March 11, 1993, Outreach meetings had been conducted with nine organizations. Additional Outreach meetings took place through January 1994.

     Outreach will also be used as a tool to identify DBEs in the categories of businesses in which DBEs have been historically under-represented and to encourage them to become certified. An aggressive media advertising campaign and promotional materials will be developed and directed to general and minority markets.

     Outreach efforts offer an excellent opportunity to explain not only the objectives of JCC, but also the commitment which undergirds the objectives of this Open Access Program, the evolution of this commitment and the importance of the commitment and objectives to the revitalization of the City of New Orleans and the Parish of Orleans. The communication links made here will be useful in the planning of the opportunity conferences and seminars. As indicated, this process started in late December 1992 and will continue throughout the life of the casino project.

     Conferences and seminars emphasizing the specific opportunities offered for participation in the development and operation of economic ventures are an effective means of directly meeting DBEs. The conferences and seminars will establish the credibility of this Open Access Program, as well as provide a learning and training environment. Project officials will attend the meetings.

     Conferences and seminars will cover technical issues related to obtaining information about the project, the bidding process, responding to invitations for service and other activities related to involvement in the casino project, as well as providing information on specific opportunities.

E.   Joint Ventures

     As a part of the overall Outreach efforts and particularly during the series of opportunity and awareness conferences, the potential candidates for joint venture arrangements will be made aware of the opportunities that exist. JCC will help the development of joint ventures because joint ventures have been under-utilized as a tool for raising the MBE/WBE/DBE participation level in the construction area. They can also assist in the growth of Open Access Participant firms by strengthening their experience, skills, financial resources and bonding capacity.

     JCC anticipates taking various steps to encourage the formation of joint ventures, as found to be appropriate under the comprehensive studies prepared pursuant to Part I above, and expects that the participation of joint ventures will be recognized as counting toward the goals set forth in the Open Access Plans, based upon the contract dollars actually received by Open Access Participants for their portion of the work performed by the joint venture.

F.   Vendor Purchases

     To the extent consistent with the Comprehensive Studies prepared pursuant to Part I, Subpart C, above, JCC shall have the option to create a bid preference program or other program for vendor purchases from Open Access Participants if needed to attain the objectives of this Open Access Program.

     JCC shall continue HJC's efforts to prepare and maintain a comprehensive list of Open Access Participants, detailing their capabilities and the services and/or goods they offer. This undertaking will also profile the areas in which Open Access Participants are most plentiful and available.

G.   Certification of Open Access Participants

     Certifications will be coordinated through the Open Access Program office. The general eligibility requirements that a firm must meet for certification are found in Subpart H of this Part II.

H.   Certification of Open Access Businesses

     JCC shall certify Open Access Businesses, i.e., MBEs, WBEs, DBEs and businesses owned by persons with disabilities. The following companies shall be eligible for certification: those having a current 8(a) certification from the Small Business Administration or other certifying agencies, provided those agencies have been approved by JCC and the New Orleans City Council for this purpose. No site visit by JCC's Open Access Program office shall be required for any Open Access Participant so certified. To ensure the integrity of the certification process, however, the certifying agency will be required to provide written documentation that a site visit to the Open Access Participant's business was a prerequisite of the certification process. The New Orleans City Council shall not unreasonably withhold its approval of any certifying agencies for which approval is requested by JCC and shall give or withhold such approval within fifteen (15) working days of any request for approval by JCC.

     Businesses previously certified by approved agencies, upon proper application, shall automatically be certified as DBEs. Such a business can also be certified as a MBE upon verification that at least fifty-one percent (51%) of the business is owned and controlled by one or more Minority Individuals, or can be certified as a WBE upon verification that at least fifty-one percent (51%) of the business is owned and controlled by one or more women. JCC shall maintain records reflecting the bases upon which it has verified ownership and control of such businesses, and these records shall be available for inspection by the City.

     HJC previously submitted details of its Certification Process to the New Orleans City Council and the New Orleans City Council approved such Certification Process. JCC has adopted the Certification Process developed by HJC and approved by the New Orleans City Council. Any and all future revisions to the Certification Process must be approved in writing by the New Orleans City Council. Moreover, the New Orleans City Council will have the right to investigate, review and verify documentation of certification and compliance relative to future revisions of the Certification Process.

     The process by which other Open Access Businesses will be certified by JCC's Open Access Program office includes:

     1. Certification of status: verification that at least fifty-one percent (51%) of the business is owned and controlled by one or more Minority Individuals (MBE), or is owned and controlled by one or more women (WBE), or is owned and controlled by a Disadvantaged Individual, or any combination of Disadvantaged Individuals (DBE).

     2. Certification of competence: establishment of the capability of an Open Access Participant to perform work at a particular level.

     JCC's Certification Process will include site visits and background checks (as needed). The Certification Process developed by HJC was previously submitted to and approved by the New Orleans City Council. That Certification Process included certification procedures, decertification procedures, appeals procedures, and recertification procedures, as well as the criteria, definitions and compliance procedures used by HJC in certifying Open Access Participants. JCC shall de-certify any Open Access Participant that: (i) may have been certified prior to New Orleans City Council approval of the HJC certification criteria; and (ii) does not satisfy the certification criteria approved by HJC and the New Orleans City Council. A business that is decertified on this basis shall have thirty (30) days to meet the new certification requirements set by JCC and the New Orleans City Council. If recertified, the business can count toward goals. If not, it can (at JCC's discretion) still perform the contract but cannot count toward the goals.

     3. If an individual requests that his or her firm be certified as a DBE, JCC, as part of the certification process, will determine whether the individual is socially and economically disadvantaged using criteria to be developed using prevailing standards as a base. The owner of such a firm must demonstrate that his or her disadvantaged status arose from individual circumstances, rather than by virtue of membership in a group.

I. Creation of a Directory of Open Access Businesses in Orleans Parish and the State of Louisiana

     Throughout Phase One, HJC made contact with leaders in the focus communities, and initiated outreach activities designed to attract Open Access Participants. Such efforts helped generate a major portion of the names and addresses of current Open Access Participants.

     In addition to locating Open Access Participants through community entry points and participation in seminars, existing lists containing the desired information will be utilized. Information has been obtained from trade associations and prime contractors. HJC compiled a comprehensive list of all Open Access Participants in Orleans Parish and, in particular, Open Access Participants that have successfully performed work on significant construction projects. JCC will make use of and periodically update the list compiled by HJC.

J.   Use of Open Access Financial Institutions

     The JCC Open Access Program office will maintain an up-to-date listing of local and regional financial institutions which are owned and controlled by Minority Individuals, women or Persons with Disabilities. The listing will reflect the latest knowledge available to JCC as to the full range of services provided by each firm listed. The JCC Open Access Program officer will serve as JCC's primary staff to carry out its policy to utilize the services of these financial institutions in accordance with the principles of the Open Access Plans and the goals established under them.

K.   Identification of Construction Needs of the Project

     In order for disadvantaged businesses and individuals to take advantage of the opportunities offered by JCC, they must be intimately aware of the specific work to be performed in the casino project, the size of the work, employment opportunities and qualifications required of businesses and individuals. One way to outline the needs of the project in this phase is to divide the work into categories, for example, surveying, excavation, plumbing, electrical, etc. Each division would specify the schedule of work, duties to be performed, number of workers needed, cost of work and skills required.

L. Identification of Open Access Participants to Meet Construction Needs of the Project

     HJC began, and JCC shall continue, the process of contacting Open Access Participants and conveying to them its commitment to the City of New Orleans and the disadvantaged and the objectives of this Open Access Program. This Open Access Program is not designed to control who among the disadvantaged will compete for contracts. Its overriding concern is to support the efforts of all Open Access Participants willing to commit themselves to learning about the casino project, preparing the packages to be submitted in bidding and working to complete successfully all contracts awarded.

     It is possible, however, to begin to recruit and identify those Open Access Participants that appear to be ready or near ready to compete for contracts. This effort will be coordinated through the Open Access Program office. Newcorp will be intimately involved in this process, especially with those firms requiring additional technical and financial assistance.

     The outreach efforts and opportunities conferences will be used to identify Open Access Participants for recruitment in the program.

M. Technical Assistance to Open Access Participants and Assistance to Prime Contractors

     Technical assistance will be provided to improve any weaknesses or problems of Open Access Participants that can be identified during the course of the application for certification or during the contract performance.

     There is historical evidence of certain types of generic contracting problems faced by Open Access Participants. Seminars will be conducted by construction professionals on topics such as the following: bidding strategies, scheduling, project planning, bonding, joint venture formation, estimating, change orders, accounting, insurance and contract management.

     An early intervention program will be established to troubleshoot potential problems before they become unmanageable. One-on-one consulting will be provided for preconstruction and on-site assistance in specific areas such as construction management, contract administration, cost control, scheduling and staffing.

     During the construction phase of the project, the Open Access staff will set up routine procedures to coordinate information with all parties in the contracting process which includes the field operations office, Open Access Participants and prime contractors. The procedures will include dissemination of information on all aspects of the bidding process, the Open Access contract goal criteria, reports and files that must be maintained and locating Open Access Participants.

N.   Bonding Assistance Program

     This program has two parts: Waiver of bonds on contracts of $200,000 or less; and arranging a bonding program through a company specializing in Open Access bonds.

     A bond waiver policy, bid preference policy, and a program of consultation with and assistance to firms that are unable to obtain bonds will be instituted. JCC will waive bonding requirements or will arrange bonding for contracts of $200,000 or less when necessary to allow for maximum participation of Open Access Participants. JCC will require general contractors to do the same with respect to sub-contractors.

     The bid preference policy is intended to level the competitive playing field for Open Access Participants. A determination of the industry average of performance bond premiums for the category of construction involved at the time the bids are requested will be made. If the rates of bonding premiums quoted to Open Access Participants are above the industry average, Open Access Participants will be allowed to take advantage of the spread in their bid price.

     Newcorp will take an active role in assisting Open Access Participants in obtaining bonds by acting as a negotiator and technical advisor. JCC expects the pool of bondable Open Access Participants to increase significantly with the implementation of the new State of Louisiana surety bond program. Newcorp will attempt to effect an arrangement favorable to Open Access Participants with bonding companies associated with the State program.

O.   Memoranda of Understanding

     When JCC enters a contractual agreement with each prime contractor, it will present the prime contractor with a memorandum of understanding ("MOU") for signature in the same form and substance used by HJC and its contractors. The MOU will restate the Open Access commitment and objectives of JCC, explain the specific activities arising from them, and include guarantees that the contractor understands and agrees to abide by the Open Access regulations established by JCC. This is particularly important in verifying the performance of prime contractors and Open Access Participants as indicated in their bids, assessing whether the goals are being met, and testing the validity of reports and timely payments. In those instances where contract selection is by other than competitive bids, JCC will require the contractor to demonstrate its understanding of this Open Access Program and the Open Access Plans. Also, the contractor must show past and current experience in implementing comparable programs and develop a plan to fully implement JCC's Open Access Program.

     HJC reviewed three versions of legally binding instruments which include pass through language and provide for coverage of contractors and vendors. HJC submitted its selection to the New Orleans City Council. JCC will use the form of MOU selected by HJC and submitted to the New Orleans City Council.


P. Means of Ensuring that Competitors Make Good Faith Efforts to Meet Open Access Goals

     Each solicitation will inform all bidders that Open Access participation data must be submitted to JCC with their bids. Further, the award of the contract will depend upon satisfaction of JCC's Open Access requirements.

     Each bidder must submit with its bid, the names, scope of work and dollar value for each proposed subcontractor and joint venturer that is an Open Access Participant firm. If Open Access participation is less than the established goals, the bidder must submit with its bid a detailed statement of its best efforts to meet the Open Access goals.

     Bidders which are Open Access Participant firms or joint venture bidders must submit with their bids the name, address, and principal official of the Open Access Participant firm and/or each Open Access Participant firm in the joint venture. All bidders must submit with their bid (i) the name and principal office of each Open Access Participant firm and/or the name and principal office of each Open Access Participant included in the joint venture proposed for award of a subcontract, and (ii) the dollar value and scope of work of each proposed subcontract.

     JCC will include instructions to bidders as a means to ensure that good faith efforts are employed to meet Open Access goals.

Q.   Contractor Demonstration of Good Faith Efforts

     1. Examples of Good Faith Efforts


          Before receiving an award of a contract with JCC and during the contract period, the contractor must meet the Open Access goals or show that it has made good faith efforts to do so. In determining whether the contractor has made good faith efforts, JCC will consider the following:

     a. Whether the contractor attended any pre-bid meetings that may have been scheduled by JCC to inform firms about subcontracting to Open Access Participant firms and/or requesting lists of JCC certified Open Access Participant firms;


     b. Whether the contractor where appropriate, broke down contracts into economically feasible units to facilitate participation by Open Access Participant firms;

     c. Whether the contractor followed up initial solicitations of interest by contacting Open Access Participant firms to determine with certainty whether the Open Access Participant firms were interested in bidding;


     d. Whether the contractor advertised in general circulation and trade association publications, concerning the subcontracting opportunities, and allowed the potential Open Access Participant subcontractors reasonable time to respond;

     e. Whether the contractor negotiated in good faith with interested Open Access Participant firms and did not reject such Open Access Participant firms as unqualified without sound reasons based on a thorough investigation of their capabilities;

     f. Whether the contractor provided interested Open Access Participant firms with adequate information about the plans, specifications and requirements of the contract;

     g. Whether the contractor provided written notice to a reasonable number of specific Open Access Participant firms and allowed sufficient time for the Open Access Participant firms to participate effectively;

     h. Whether the contractor used the services of available minority community organizations, minority contractors' groups, local state and federal minority business assistance offices, and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms;

     i. Whether the contractor made efforts to negotiate with Open Access Participant firms for specific sub-bids including at a minimum:

          (i) Names, addresses and telephone numbers of Open Access Participant firms that were contacted;

          (ii) Description of information provided to those Open Access Participant firms, and

          (iii) A statement regarding why additional agreements with Open Access Participant firms were not reached.

     2. If the contractor rejects an Open Access Participant firm as unqualified, the contractor must be prepared to state his reason(s) in writing.

     3. Record Keeping

     All contractors shall establish and maintain records and submit regular reports to JCC as required, which will identify and assess progress in achieving the goals set forth in this Open Access Program.

R.   Compliance Agreements and Monitoring

     Each contractual agreement between JCC and a prime contractor will contain clauses mandating compliance with the rules, regulations and procedures of this Open Access Program. The same will be required of subcontractors and their subcontractors. A copy of these compliance provisions will also be placed in the MOU between JCC and the prime contractor and in all subcontracts.

     In passing along the Open Access Program goals to all prime contractors and subcontractors, maximum cooperation and a written commitment to the Open Access Program will be established by placing responsibility with a highly placed officer of the contracting firm.

     JCC's Open Access Program office will serve as a contract compliance department to review reports and to perform desk and on-site audits.

     Monitoring will be conducted by the JCC Open Access Program office to measure the progress under this Open Access Program and to make improvements as necessary. On-going monitoring will be used to ensure that all contract terms, including Open Access participation requirements and equal opportunity requirements, are being implemented by contractors and subcontractors.

S.   Prompt Payment Policy

     JCC has adopted a prompt payment policy for all of its contractors and vendors. JCC agrees to pay its general contractors and vendors within ten (10) days of their submission of verifiable invoices for services and/or goods. General contractors will be obligated to pay their subcontractors and suppliers within five (5) days thereafter, and subcontractors will be obligated to pay their subcontractors and suppliers within five (5) days thereafter. Experience has shown that this policy alleviates many of the problems that Open Access Participant firms and other small businesses encounter because of inadequate cash flow and working capital.

T.   Contributions to Public Support Efforts

     In addition to the payments to be made to fund Newcorp pursuant to Part II, Subpart B of this Open Access Program, JCC will also donate an aggregate amount of $2,500,000 as contributions to public support efforts over the course of five
(5) years. These contributions shall be payable in five (5) annual installments of $500,000 per year, the first of which shall be made as of the opening date of the Casino, with additional $500,000 installments to be paid on each of the first, second, third and fourth anniversary dates thereafter (funded each year in quarterly installments to a separate account established for that purpose as stated below). Such donations are designed to enhance existing business development programs and other public support endeavors, which will be selected based on the following criteria:

- Potential recipients of such funds will be identified by: (i) applications from potential recipients; (ii) recommendations from public and private agencies and officials; (iii) JCC on its own initiative; or (iv) otherwise as the circumstances may allow;

- JCC shall decide upon the recipients and the amounts of such funds, keeping the RDC, the Mayor and the New Orleans City Council advised on a quarterly basis in the quarterly reports described in Part II, Subpart C and Part V, Subpart B of this Open Access Program. This will be accomplished by the President of Harrah's New Orleans Management Company, as assisted by his or her staff and as authorized by the member(s) of JCC. A form of application will be prepared and distributed within sixty (60) days after the effective date of the Plan of Reorganization of HJC;

- All grant applications must articulate specific goals to be achieved. Preference will be given to applications for grants of $20,000 or less. However, subsequent grants to the same entity are possible for larger projects, provided the recipient has achieved the goals articulated in the first grant. Applicants that anticipate applying for a series of small grants may say so in their first application, and may describe the overall project they hope to develop. However, as noted, subsequent grants will only be made to an entity or individual if JCC's monitoring determines that the first grant was used for the intended purposes.

The intended focus of such contributions to public support efforts will be on programs aimed at fostering emerging or new Open Access Participant firms and the training and skills improvements that will allow Open Access Participants to participate in and benefit from new and existing business opportunities. This delineation of the intended uses of the funds is intended to be illustrative, but not necessarily comprehensive, as it is not possible to list all types of activities that fit within the terms "existing business development programs and other public support endeavors." Undoubtedly the creative individuals and organizations that engage in such activities both now and in future years will advance a broad array of opportunities for consideration. All contributions are subject to those statutes, regulations and guidelines promulgated by the State and Federal governments and their instrumentalities, which govern spending by JCC.

     At the beginning of each quarter (commencing with the opening date of the Casino), JCC shall pay twenty-five percent (25%) of the public support efforts funds for the year (i.e. $125,000 of the yearly amount of $500,000) into a separate account. On a monthly, or such other basis as specified in approved grants, payments shall be made from that account to approved grant recipients, pursuant to the process articulated above. Any of these funds not disbursed during the quarter shall remain in the separate account, to be disbursed, along with the funds to be added by JCC during the next quarter, to approved grant recipients in accordance with the payment schedule specified in the approved grants. It is the intent of this public support efforts funding process that, by the end of each year, all five hundred thousand dollars ($500,000) shall have been paid into the separate fund, with as much of it disbursed to approved grant recipients as possible.

     JCC shall include in each quarterly report to the RDC, the Mayor, and the New Orleans City Council (see Part II, Subpart C and Part V, Subpart B of this Open Access Program) a report showing how much JCC paid into the separate account during the quarter, the amount disbursed to approved grant recipients under this public support efforts program during the quarter, and the amount remaining in the separate account at the end of the quarter. Said report shall also list the amount for each of these items on a year-to-date basis.

     If any moneys remain undisbursed in the separate account at the end of the year, they, along with any interest in the account, shall be carried forward, to be disbursed to approved grant recipients in subsequent quarters.

                                    PART III





                             PHASE TWO - OPERATIONS

                             PHASE TWO - OPERATIONS


A.   Overview

     The start up and continuous operation of the total project will occur in this phase. JCC is committed to the belief that Phase Two will afford equal or better opportunities for starting, incubating, and/or pairing Open Access Participants in joint ventures as a means of increasing business opportunities for Open Access Participant firms as well as providing unprecedented employment opportunities for all sectors of the New Orleans community. Schedules of commencement and completion dates were initially developed in April 1994 and have been revised and updated by JCC.

     The discussion in Part II of this Open Access Program regarding the methods used to increase Open Access participation is equally applicable to this phase. The role of Newcorp will become particularly vital in the operations phase because of its commitment to new business growth. The other components of the Open Access Program discussed earlier will also be continued.

     The discussion in this Part III of this Open Access Program is focused on employment opportunities. The economic revitalization which is expected to occur as a result of this project should translate into an increased opportunity to address the problems of deteriorating housing, quality child care, unemployment and underemployment in Orleans Parish.

B.   Dissemination of Information on Employment Needs of the Project

     Information on the casino project's employment needs will be sent to institutions of higher learning, skills training centers, community centers and organizations, and specific follow-ups and conferences will be held with each. A mass media campaign will also be used to advertise the employment opportunities.

C.   Convening of Employment Conferences and Seminars

     Employment conferences and seminars will be conducted by JCC which will be of interest to skills training centers, DBEs interested in training workers and institutions of higher learning. The objectives will be to present the employment needs of the casino, along with how participants may offer to train potential employees. DBEs, residents of Orleans Parish and persons with disabilities will be strongly encouraged to consider the management and administration of joint training programs.

D.   Development of Cooperative Skills Training Program

     JCC has committed itself to ensuring that a large percentage of the casino project employment positions are filled by disadvantaged individuals. This commitment should not only give hope to disadvantaged individuals, but also generate entrepreneurial interest related to skills training.

     JCC will work with established skills training centers, vocational schools and interested Open Access Participant firms to plan how these skills may be offered to potential employees. JCC will also identify teachers and/or employees who are willing to work in training programs. Additionally, Newcorp will negotiate with the Orleans Private Industry Council, Inc., under its Saving Time and Money Program to facilitate training of disadvantaged individuals and placement of those who successfully complete training in order to have a favorable impact upon the problems of unemployment and underemployment. This will be an ongoing process.

E. Development of Internship, Apprenticeship, On-The-Job Training and Career Development Programs

     Apprenticeship is a process through which individuals can learn a skilled trade while working. JCC will combine classroom training and on-the-job training for a specified period. The minimum term of apprenticeship will vary depending upon the particular occupation.

     JCC will use both internships and training to help Open Access Participants gain the skills and experience needed for higher level administrative and line positions. Mounting evidence shows that women and minority applicants often lack the specific work experience required for even entry level administrative and line positions. However, such applicants may have other experience or informal training that can satisfy some of the job requirements. Additional needed skills can be gained through on-the-job training, supervised job responsibilities, and use of timetables for acquiring needed skills. The combination of internships and training will ensure that the initial Open Access Program employment goals for higher level administrative and line positions will be met expeditiously.

     HJC developed a selection plan which set forth the criteria to be used in considering and selecting applicants for the internship and training program. The selection plan was submitted to and approved by the New Orleans City Council. The selection plan outlined aggressive measures to recruit applicants from communities with high unemployment rates, including visiting schools, community organizations, churches, businesses, employment agencies and places frequented by the chronically unemployed. In particular, the selection plan provided for special efforts to recruit African-American men for training and to select applicants from Project Independence. Applicants under the selection plan must meet minimum functional levels for desired occupations, and must meet any requirements imposed by the State of Louisiana. JCC will employ the selection plan developed by HJC and approved by the New Orleans City Council in its consideration and selection of applicants until such time as a revised selection plan may be submitted by JCC to, and approved by, the New Orleans City Council.

     JCC will use Career Development techniques so that employment will be based on merit, opportunities will be offered for advancement, and assurances are provided for employer's resources, time, paid tuition, and professional guidance in developing career paths. This program will be available to non-professional, professional and management employees and will be designed to enhance horizontal and vertical mobility. Preference for this program will be given to persons in staff positions and non-professionals employed by JCC.

         Procedures for ensuring upward mobility in staff positions will include:

- Non-professional employees shall have first priority in the development of career paths for select horizontal and vertical mobility;

- Only permanent full-time employees who have been on the job for one year of continuous service shall be eligible for career development funds;

- Leave time with pay will be provided for training or career development courses, seminars, etc., including courses provided by outside agencies.

                                     PART IV





                              ADMINISTRATIVE REVIEW

A.   Definitions: Categories of Violation, Net Hiring, Total Employment

     1.   The "Categories of Violation" are:


          a. Failure to comply with the employment goals for each category of Open Access Participants for each job category as set forth in the NERA studies, described in Part I, Subpart C of this Exhibit, and as adopted in the Open Access Plans;

          b. Failure to comply with the contracting goals as set forth in the Open Access Plans;

          c. Failure to fund Newcorp in five (5) installments of $250,000.00 per year (to be paid in equal payments of $62,500.00 per quarter) in accordance with Part II, Subpart B of this Open Access Program;

          d. Failure to donate at least $500,000.00 per year for public support efforts for five (5) years beginning on the opening date of the Casino, in accordance with the paragraph 5 of the Introduction to Part II of this Open Access Program. Such donations shall be made pursuant to the criteria and time frames articulated in Part II, Subpart T of this Open Access Program; and

          e. Failure to implement and maintain an approved Certification Process in accordance with Part II, Subpart H of this Open Access Program. JCC shall arrange for the certification of all potential contractors and subcontractors before a contract or subcontract is executed, by reaching its decision on certification of an applicant no later than fifteen (15) days after receipt of a completed certification application; however, the parties recognize that it may sometimes be impractical, due to a combination of factors, to do so. Under these circumstances, JCC shall strive to complete the review of a certification application no later than fifteen (15) days after the contract is executed or work commences, whichever comes first. Any contractor that is not certified before the end of a given quarter shall not be counted towards the achievement of JCC's MBE or WBE goals for that particular quarter.

     2. "Net hiring for the quarter" for any particular job category is the figure which results from adding the new hires, plus the promotions and the transfers into the job category or categories being considered during the relevant quarter, and then subtracting (from that interim number) the layoffs, demotions, terminations (both voluntary and involuntary) and transfers out of the relevant job category during the quarter involved. This number can be expressed as a percentage by comparing the net hiring figure for a particular category of Open Access Participants (e.g., non-minority women) for a particular job category (e.g., professionals) to the net hiring figure for everyone in that category for the quarter involved (i.e., the net hiring of women professionals compared to the net hiring of all professionals during that quarter).

     3. "Total employment of Open Access Participants in a particular employment category at the end of a particular quarter" means the percentage of each category of Open Access Participants in the employment category involved on the last two (2) payroll days of the quarter, averaged. Thus, the number of a particular category of Open Access Participants (e.g., non-minority women) employed in a particular job category (e.g., professionals) on the last two (2) payroll days of the last month of a quarter (e.g., March 15 and March 29 for the first quarter) is compared to the total number of persons employed in that category on those two (2) days, with the result expressed as a percentage (e.g., 60 non-minority women professionals out of 200 total professionals on March 15 and 66 non-minority women professionals out of a total of 210 professionals on March 29 would result in 30.73% non-minority women for the first quarter).

B.   Waiver System

     In the event that JCC reasonably believes in advance of the beginning of any quarter that, despite it making all necessary and reasonable efforts, it will be unable to achieve the goal in any particular employment category or construction contracting category, JCC may apply to the RDC Board of Directors for an advance waiver of that goal, in whole or in part, fully supporting its application in writing with objective data and other relevant information about the actual unavailability of Open Access Participants for the particular employment category or actual unavailability of MBE or WBE companies for the particular construction contracting category involved during the quarter for which the waiver is requested. Such an application shall be made at least thirty
(30) days in advance of the beginning of the quarter for which it is requested. Notwithstanding the submission of any such waiver application, JCC shall continue to make all necessary and reasonable efforts to achieve the goal from which JCC has requested a waiver.

     The RDC Board shall designate a person (or persons) to review the application. The RDC designee may, without a hearing, reject an application which he or she deems inappropriate; in which case, the RDC designee must state the reasons for rejection, in a letter to JCC, the Mayor, and the Chair of the New Orleans City Council Rivergate/Gaming Committee (or its successor committee). Alternatively, the RDC designee may arrange a meeting of persons he or she deems appropriate, plus persons JCC deems appropriate, in order to discuss and address the issues presented in the waiver request and the relevant information. In either case, within twenty-one (21) days after receipt of the waiver request, the RDC designee shall respond in writing, stating that he or she will recommend the waiver, in whole or in part, or will not recommend it, and stating the reasons for his or her decision. If the RDC designee recommends the waiver, he or she shall send a written recommendation of a waiver for a particular quarter to the Mayor and the Chair of the New Orleans City Council Rivergate/Gaming Committee (or its successor). The New Orleans City Council Rivergate/Gaming Committee (or its successor) will consider the recommendation at its next regularly scheduled meeting, and the Mayor shall act expeditiously.

     A waiver shall be effective only if it is approved in writing by both the Mayor and the New Orleans City Council Rivergate/Gaming Committee (or its successor), and shall be effective only for the quarter for which it is approved. In the event there is no successor for the New Orleans City Council Rivergate/Gaming Committee, approval must be obtained from a majority of the members of the New Orleans City Council and from the Mayor. The parties understand and agree that the timing of the application, meeting schedules, volume of material to be considered, and other matters may result in the waiver (if it is granted) being applicable to a quarter subsequent to the one for which JCC originally made application. If a waiver is granted, whatever portion of the goal that is not waived shall remain as the goal for the particular quarter involved, and all of the rights, duties, and procedures articulated in this Part IV of this Open Access Program shall remain applicable to that unwaived portion of the goal. If a waiver is not granted for a particular quarter, then all of the rights, duties, and procedures articulated in this Part IV of this Open Access Program shall remain applicable for that quarter.

C.   Violations with Respect to Employment and Contracting Goals

     For each quarter in which the Mayor finds JCC to be in violation, the Mayor may assess a fine of up to $10,000.00 for each Category of Violation relating to any one of the eighteen (18) employment and six (6) contracting categories in the Open Access Plans. See Part IV, Subpart A(1)(a) and Subpart A(1)(b) of this Open Access Program. If subsequent violations of the same Category of Violation are found by the Mayor for two or more consecutive quarters, the Mayor may assess a fine for the second and subsequent quarters of up to $20,000.00 for each Category of Violation.

D.   Failure to Comply with Newcorp Funding and Public Support Efforts
     Obligations

     The fine for each violation of JCC's quarterly funding obligation to Newcorp (See Part IV, Subpart A(1)(c) of this Open Access Program), or violation of funding obligations for public support efforts (See Part IV, Subpart A(1)(d) of this Open Access Program) shall be set by the Mayor in an amount not to exceed $20,000.00 for the first violation. If subsequent violations of the same Category of Violation are found by the Mayor for two or more consecutive quarters, the Mayor may assess a fine for the second and subsequent quarters of up to $40,000.00 for each Category of Violation.

E.   Failure to Comply with Certification Process Requirements

     In the event JCC counts as MBEs or WBEs in its quarterly reports companies which it has not yet so certified, then the Mayor may impose a fine for each such purported MBE or WBE that has been so counted. See Part IV, Subpart A(1)(e) of this Open Access Program. The fine for each such violation of JCC's certification obligation shall be set by the Mayor in an amount not to exceed $20,000.00 for the first violation. If subsequent violations of this Category of

Violation are found by the Mayor for two or more consecutive quarters, the Mayor may assess a fine for the second and subsequent quarters of up to $40,000.00 for each Category of Violation.

F.   Measures of Compliance

     If during any quarterly reporting period, JCC has: (a) achieved all the employment goals (as specified in the Open Access Plans), as measured by "total employment of Open Access Participants" in all employment categories at the end of that quarter (as defined in Part IV, Subpart A(3), above); and (b) achieved the MBE and WBE contracting goals specified in those Plans, as measured by contracting dollars disbursed to MBEs and WBEs during the particular quarter; and (c) complied with its obligations with respect to Newcorp; and (d) made the required public support donations; and (e) complied with the Certification Process requirements, then JCC shall be deemed to be in compliance with the Plans for that reporting period.

     If JCC's "total employment of Open Access Participants" for a particular employment category at the end of the particular quarter involved is less than the employment goal for that category of Open Access participants, or its contracting dollars disbursed to MBEs and WBEs during the particular quarter involved are less than the contracting goal for that category of contractors, then the Mayor must evaluate the following factors:


     1. Whether JCC has made all necessary and reasonable efforts to perform the tasks identified as Compliance-Oriented Efforts (described in Appendices A, B, C and D of this Open Access Program) in a manner intended to achieve that particular goal;


     2. Whether: (i) JCC's deficiency in reaching the particular employment goal for the quarter involved is no more than ten percent (10%) below the particular employment goal for the category of Open Access Participants being considered (e.g. if the goal for non-minority women professionals is thirty percent (30%), a positive score can be obtained for this factor only if total employment of non-minority women professionals at the end of the quarter, when rounded down to the nearest whole number, is twenty-seven percent (27%) or higher), or
          (ii) JCC's deficiency in reaching the particular employment goal for the quarter involved would not have occurred if the "average of the number of persons in the category of Open Access Participants" (e.g., non-minority women) in the job category being considered (e.g., professionals) on the two (2) payroll days used to calculate total employment had been two persons higher than it actually was. For purposes of this subparagraph 2(ii), the "average of the number of persons in the category of Open Access Participants" is determined by rounding down to the nearest whole number (e.g., if the average of the number of non-minority women professionals is 7.8, then for purposes of this subparagraph 2(ii), the number 7.8 is rounded down to 7). Furthermore, this subparagraph 2(ii) is only applicable if the number of persons in the category of Open Access Participants needed to meet the particular employment goal being considered (e.g., thirteen non-minority women professionals) is less than twenty (20). If the number of persons in the category of

          Open Access Participants needed to meet the particular employment goal being considered is twenty (20) or more, then only the calculation in subparagraph 2(i) can be used.

     3. Whether JCC's "net hiring for the quarter" (expressed as a percentage) is at or above the goal for the category involved, or is within one person of that goal or, for contracting, its contracting dollars awarded during the quarter are at or above the goal for the category of Open Access Participants involved;

     4. For contracting, whether JCC's contracting dollars disbursed to MBEs and WBEs on a cumulative basis, as of the end of the particular quarter being considered, are at or above the goal for the category of Open Access Participants involved; and

     5. Whether JCC reached the goal in the category (or categories) involved during both of the two prior quarters.

     JCC shall be deemed to be in compliance for the particular quarter for a particular employment category, if the Mayor determines that JCC has a positive score on three of factor numbers 1, 2, 3 or 5 described above, and JCC prepares an Action Plan of additional efforts to be performed during the next quarter reasonably calculated to improve performance in the category involved. During the subsequent quarter (or quarters, if the Action Plan covers more than one quarter), JCC's performance of the tasks in the Action Plan (and the reasonableness of the Action Plan) shall also be considered in evaluating factor number 1, above, in the Mayor's evaluation of the factors described above.

     JCC shall be deemed to be in compliance for the particular quarter for a particular contracting category if the Mayor determines that JCC has a positive score on three of factor numbers 1, 3, 4 or 5; and JCC prepares an Action Plan of additional efforts to be performed during the next quarter reasonably calculated to improve performance in the category involved. During the subsequent quarter (or quarters, if the Action Plan covers more than one quarter), JCC's performance of the tasks in the Action Plan (and the reasonableness of the Action Plan) shall also be considered in evaluating factor number 1, above, in the Mayor's evaluation of the factors described above.

     In addition to the quarterly reporting requirements set forth in Part II, Subpart C of this Open Access Program, each quarterly report filed by JCC shall contain all information necessary to assist the Mayor in measuring compliance through the evaluative process set forth above.

G.   Requests for Review

     If, after the Mayor has reviewed JCC's quarterly report (for employment and contracting, this will, if applicable, include his or her evaluation of factors 1 through 5 described in Part IV, Subpart F of this Open Access Program), he or she concludes that JCC has violated one or more of the Categories of Violation described in Part IV, Subpart A(1) of this Open Access Program, he or she may, within thirty (30) days of receipt of the quarterly report, issue a Request for Review to JCC.

     The Request for Review shall set forth in detail the specific Categories of Violation the Mayor believes that JCC has violated. In the Request for Review, the Mayor may recommend actions to cure the areas of believed non-compliance. If the Mayor fails to issue a Request for Review within this 30-day period, JCC shall be deemed to be in compliance for that reporting period.

     In the event JCC fails to file a quarterly report, the Mayor may conclude that JCC has violated one or more Categories of Violation and the Mayor may, within thirty (30) days of the deadline for filing the quarterly report, issue a Request for Review.

H.   Response to Request for Review; Notice of Fine

     Within twenty (20) days of receipt of a Request for Review, JCC shall either correct the deficiencies cited in the Request for Review, or respond with an Action Plan, including time schedules, for curing or mitigating the areas of non-compliance. Alternatively, if JCC believes that the Mayor's conclusion is in error, JCC, within twenty (20) days of receipt of the Request for Review, may submit a written statement of the basis for its belief that it is not in violation of the Open Access Plans, including any explanations and extenuating circumstances it deems relevant. The assertions of JCC in this regard shall be supported by all documentary evidence, including affidavits, JCC believes relevant, as well as any documentary support requested in the Mayor's Request for Review.

     In the event the Mayor finds that JCC's response to the Request for Review does not adequately address the specific concerns set forth in the Request for Review, the Mayor may, by Notice of Fine to JCC, impose a fine for each Category of Violation for each quarterly reporting period (or periods) covered by the Request for Review, in which the Mayor believes there was non-compliance. If a Notice of Fine is issued, it must be issued no later than: (1) sixty (60) days after receipt by the Mayor of the quarterly report for the quarter which immediately follows the quarter for which the fines are assessed; or (2) sixty
(60) days after the Mayor receives data in response to a Request for Review or other request issued to JCC; or (3) sixty (60) days after the Mayor receives data from an RDC or other audit regarding the quarter for which the fines are imposed, whichever is later. No fines shall be imposed for the quarter involved if the Mayor fails to send a Notice of Fine within this time period. All Notices of Fines shall be sent to JCC to its address set forth in Section 32.6 of the Amended and Restated Lease Agreement and to each Leasehold Mortgagee (as defined in the Amended and Restated Lease Agreement) at its last address actually known by the Mayor.

I.   Appeal of Fines

     Any fine imposed by the Mayor under this Open Access Program may be appealed to the New Orleans City Council. Any such appeal must be filed with the Clerk of Council within fifteen (15) days of JCC's receipt of the Mayor's Notice of Fine. If JCC fails to appeal the Mayor's determination of non-compliance and Notice of Fine within that 15-day period, JCC shall pay all fines, plus costs and interest (at the same rate as that imposed by Louisiana courts for judgments in accordance with the Louisiana Code of Civil Procedure), from the date of the Notice of Fine until the date of payment, and shall commence all necessary actions to comply with the Mayor's decisions. A timely appeal shall stay the enforcement of the fine or any other action by the City with respect to the Notice of Fine being appealed. After appropriate hearings (pursuant to the New Orleans City Council Rules Governing Appeals Pursuant to the Open Access Program), the New Orleans City Council may affirm or reverse, in whole or in part, the Mayor's imposition of a fine. As to any fines which the New Orleans City Council sustains, JCC shall pay interest at the same rate as that imposed by Louisiana courts for judgments in accordance with the Louisiana Code of Civil Procedure, from the date of issuance of the Notice of Fine until the date of payment.

     For each appeal, JCC shall reimburse the New Orleans City Council for the fees and expenses of its consultants hired to advise the New Orleans City Council in the appeal, not to exceed $50,000.00 per appeal "in 1995 dollars." The term "1995 dollars" means that the dollar limit listed in this paragraph will be adjusted to take account of inflation (as measured by the New Orleans Consumer Price Index for All Items) from September 30, 1995 to the date upon which the New Orleans City Council renders its decision. JCC shall reimburse expenses incurred in excess of this $50,000.00 limit if new issues beyond the scope of the appeal are considered or negotiated at the insistence of JCC, or extensions are requested by JCC. The consultants shall provide to JCC, as well as to the New Orleans City Council, copies of their invoices showing hours worked by the persons involved and generally describing the type of work done (but not their time sheets). The parties agree that such time sheets might include privileged communications and that all such privileges are reserved and not waived by virtue of anything contained herein. JCC's obligation to pay for the fees and expenses of consultants hired to advise the New Orleans City Council in the appeal shall terminate upon resolution of the issues of the particular appeal; provided, however, that JCC shall remain obligated to pay (as set forth in this paragraph) the fees and expenses of such consultants incurred prior to the resolution of the issues of the particular appeal.

     If a particular instance of non-compliance continues for one hundred eighty
(180) days after JCC's response to the Mayor's Request for Review or thirty (30) days after receipt of the New Orleans City Council's decision, whichever is later, then the Mayor shall have the right to recommend that the New Orleans City Council authorize the issuance of a Notice of Default to JCC, pursuant to the appropriate provisions of Article XXI of the Amended and Restated Lease Agreement.

J.   Judicial Review

     If JCC believes, in good faith, that the decisions of the Mayor and the New Orleans City Council are erroneous, then JCC may, within twenty (20) days of the New Orleans City Council's decision, seek judicial relief, including injunctive relief, from a court of competent jurisdiction. If JCC fails to appeal the New Orleans City Council's decision within that twenty (20) day period, JCC shall pay all fines, plus costs and interest (at the rate imposed by Louisiana courts for judgments) and shall commence all necessary actions to comply with the New Orleans City

Council's decisions. A timely application for judicial relief by JCC shall stay any other enforcement by the City for the particular violations involved in the appeal. The City shall also have the right to seek injunctive relief to compel compliance with the determinations of the Mayor and/or the New Orleans City Council. In either case, judicial review shall be de novo. The entry of a final, non-appealable judgment by a court of competent jurisdiction shall be binding upon the parties. JCC shall have the right as set forth in Section 21.1(i) of the Amended and Restated Lease Agreement to cure any default after entry of the judgment confirming the default.

     If the City prevails in the litigation to resolve disputes under the Open Access Program, JCC shall: (a) immediately pay all fines, fees, costs, interest, and reasonable attorney's fees connected with the litigation; (b) immediately commence cure of the violations of the Open Access Program and the Open Access Plans and diligently continue to effectuate such cure until completed. Furthermore, the Mayor shall have the right to approve: (a) all hiring, (b) all changes of JCC employees from one employment category to another, and (c) the entering into and termination of contracts made by JCC for (i) construction,
(ii) professional services, and (iii) commodities and non-professional services until JCC is in compliance with this Open Access Program and the Open Access Plans.

K.   Make-up of Shortfall

     JCC warrants, covenants and guarantees to the City and the RDC that it will make all necessary and reasonable efforts to cause the general/prime contractors and the unions to meet all the obligations under the Open Access Program and Amended and Restated Open Access Plans relating to construction contracting. In the event, for any reason, (i) the general/prime contractors or the unions fail to satisfy, in whole or in part, such obligations as of the end of the construction phase immediately prior to the opening of the Casino, and (ii) the Mayor issues a Notice of Fine, pursuant to the provisions of the Open Access Program, Part IV, Subparts G and H, in response to such a partial or total failure, then JCC shall use all necessary and reasonable efforts to make up any shortfall resulting from such partial or total failure in the areas of subsequent construction or renovation work, or operations contracting with the relevant Open Access Participants. Any such new make-up services or purchases shall be in addition to the contracting goals set forth in the Amended and Restated Open Access Plans.

     JCC must fulfill any such commitment for additional services or purchases within one year of the issuance of the Notice of Fine. If JCC successfully makes up any shortfall resulting from a failure by the general/prime contractors or unions (as described above) within one (1) year after the date of the issuance of the Notice of Fine relating to such partial or complete failure, then JCC shall be entitled to reimbursement, without interest, of an amount equal to seventy-five (75%) percent of such fine. This obligation shall continue until the RDC and the City have determined that JCC has fully complied with its Open Access obligations during the construction phase immediately prior to the opening of the Casino.

     The obligations described in the prior paragraph shall be covenants and obligations of JCC, as tenant, running with the Amended and Restated Lease, to be assumed by any assignee or


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


successor in interest to JCC as a tenant. Furthermore, the obligations described in the prior two paragraphs are over and above and in addition to any obligations imposed by Part IV, Subpart F of this Open Access Program. In particular, these obligations are in addition to the obligation to prepare and implement an Action Plan under the conditions specified in said Part IV, Subpart F.

     If (a) JCC (or its successor) fails to perform its obligations under the three immediately preceding paragraphs within the specified one year period, and
(b) the procedures set forth in Part IV, Subparts I and J result in a final and nonappealable ruling with respect to the validity of the pertinent Notice of Fine, then RDC and the City shall have the right to the following remedies: (i) RDC shall have the right to collect from JCC as liquidated damages, and not as a penalty, the actual dollar amount by which the MBE and/or WBE participation has fallen short of the participation goals set forth in the Open Access Plans, plus reasonable attorneys' fees and costs required to collect the liquidated damages, minus the amount of any fine paid pursuant to the related Notice of Fine; and
(ii) in addition, RDC shall have and may exercise any and all rights and remedies that it may have available at law or in equity and that may be available under the Open Access Program or the Open Access Plans, or that may otherwise be available.

L.   Indemnity Assignment

     Subject to the conditions set forth in the Memorandum of Understanding and the separate contracts between JCC and its general contractors and the Union Project Agreement, JCC is entitled to indemnification (the "Indemnity Right") from its general contractors and from the unions for any fines or other damages paid by JCC to the City or the RDC as a result of a general contractor's or union's failure to comply with their respective obligations under the Open Access Program or the Amended and Restated Open Access Plans. JCC's (or its successor's) failure to exercise the Indemnity Right within thirty (30) days after its payment of any such fines or damages shall constitute an "Assignment Event." Upon the occurrence of any Assignment Event, JCC's (or its successor's) related Indemnity Right shall be deemed to be automatically assigned to the RDC and the City without the need for any further act or document.

                                     PART V





                               MEANS OF EVALUATION
                            AND RESOLUTION PROVISIONS

A.   Demonstration of Best Efforts

     In determining whether JCC has made its best efforts to comply with the Open Access Program, RDC and the Mayor will use the following criteria:

     a. Whether pre-bid conferences have been scheduled by JCC to inform Open Access Participant firms of contracting, subcontracting and procurement opportunities for Open Access Participant firms;

     b. Whether JCC has endeavored to compile lists of qualified Open Access Participant firms and has established procedures to advise those firms of available opportunities in connection with the casino project;

     c. Whether JCC or its contractors and subcontractors have advertised in general circulation and trade association publications concerning contracting and subcontracting opportunities in connection with the casino project, and whether JCC has allowed Open Access Participants time to respond;

     d. Whether JCC or its contractors and subcontractors have advertised in general circulation and trade association publications concerning procurement opportunities in connection with the casino project, and whether JCC has allowed Open Access Participants time to respond;

     e. Whether JCC has provided written notice to a reasonable number of specific Open Access Participants of available opportunities at the casino project and allowed sufficient time for the Open Access Participants to participate effectively;

     f. Whether JCC has followed up initial solicitations of interest by contacting Open Access Participants to determine with certainty whether the Open Access Participants were interested in bidding;

     g. Whether JCC has, where appropriate, broken down contracts into economically feasible units to facilitate DBE participation;

     h. Whether JCC or its contractors and subcontractors have provided interested Open Access Participants with adequate information about the plans, specifications and requirements for available contracts;

     i. Whether JCC has made reasonable investigation of the capabilities of interested Open Access Participants before making a determination as to their qualifications for contracting and employment;

     j. Whether JCC has documented its reasons in writing for rejecting any Open Access Participant as unqualified;

     k. Whether JCC has used the services of available Open Access Participant community organizations, DBE contractors' groups, local, state and federal DBE business assistance offices, and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms;

     l. Whether JCC has documented its efforts to negotiate with Open Access Participants for specific bids and sub-bids, including at a minimum:

          1. names, addresses, and telephone numbers of Open Access Participants that were contacted,

          2. description of information provided to those Open Access Participant firms, and

          3. a statement of why additional agreements with Open Access Participants were not reached.

     m. Whether JCC has utilized the services of official public agencies responsible for recruiting and placement of Orleans Parish residents in connection with attaining JCC's residency goals.

     n. Whether JCC has required its contractors and subcontractors to consider JCC's residency and Open Access Participant goals in their recruiting processes and to adopt the same employment goals as JCC.

     o. Whether JCC has developed accredited training programs for the training of potential employees for employment at the casino, with emphasis on the training of Orleans Parish residents and on achievement of JCC's Open Access Participant goals.

     p. Whether JCC has established internship programs to qualify potential employees for employment at the casino, with emphasis on the training of Orleans Parish residents and on achievement of JCC's Open Access Participant goals.

     q. Whether JCC has established apprenticeship programs to qualify potential employees for employment at the casino, with emphasis on the training of Orleans Parish residents and on achievement of JCC's Open Access Participant goals.

     r. Whether JCC has funded Newcorp as prescribed in this Open Access
Program.

     s. Whether JCC has implemented its bonding assistance program as prescribed in Part II, Subpart N of this Open Access Program.

     t. Whether JCC has implemented and enforced the Prompt Payment Policy set forth in this Open Access Program.

     u. Whether JCC has established the Home Ownership Program summarized in JCC's Benefits Summary. (See Exhibit "J" to the Amended and Restated Lease Agreement).

     v. Whether JCC has implemented the Child Care Program summarized in JCC's Benefits Summary. (See Exhibit "J" to the Amended and Restated Lease Agreement and Addendum N of the Open Access Plans).

     w. Whether JCC has made special efforts to recruit African-American men for its training programs.

     x. Whether JCC has made efforts to select applications from Project Independence for its training programs.

     y. Whether JCC has adopted application and/or hiring requirements which avoid use of irrelevant or unnecessary criteria which have a negative effect upon the recruitment and/or hiring of minority individuals, disadvantaged individuals, or women.

B.   Record Keeping

     JCC shall establish and maintain records and submit quarterly and annual reports to RDC, the Mayor, and the New Orleans City Council, which will identify and assess progress in achieving Open Access Program contracting and subcontracting goals and other Open Access Program employment efforts. See Part II, Subpart C, above. JCC will make all records pertaining to its Open Access Program available to the foregoing entities for an annual evaluation.

     Further JCC will adhere to the following timetable for reporting requirements:

- annual assessment of success in reducing unemployment, underemployment, chronic unemployment, and underutilization of Open Access Participants commencing twelve (12) months after the opening date of the Casino;

- quarterly reports on hiring and retention of minority individuals, women, and persons with disabilities, for each calendar quarter, with reports due on the last day of April, July, October, and January. The first report under this schedule was due October 31, 1994, and it covered the period June 1 through September 30, 1994. Prior reports were due on March 31, 1994 and June 30, 1994;

- quarterly reports on contracting with MBEs, WBEs and DBEs, and companies owned by persons with disabilities, for each calendar quarter, with quarterly reports due on the last day of April, July, October, and January. The first report was due on October 31, 1994, and it covered contracting by HJC from the commencement of this project through September 30, 1994;

- annual assessments of the impact of JCC's services on the community commencing twelve (12) months after the opening date of the Casino;

C.   Reporting Requirements

     JCC will include questions on employment application and certification forms to ascertain information on unemployment, underemployment, chronic unemployment and utilization of Open Access Participants considered for employment and/or contractual services. Information derived from unemployment applications and certification forms for those employed will be used to assess JCC's performance in:

     -    Reduction in unemployment;

     -    Reduction in underemployment;

     -    Reduction in chronic unemployment; and

     -    Reduction in underutilization of Open Access Participants.

D. Reporting Mechanisms to Track the Hiring and Retention of Members of Minority Groups, Women and Persons with Disabilities.

     JCC will maintain a roster of all employees and enterprises with which JCC is doing business. The roster will indicate the status of employees in the following categories:

     -    Minority
     -    Non-Minority Women
     -    Men
     -    Persons with Disabilities
     -    MBE
     -    WBE
     -    DBE
     -    Other

     The roster or employment monitoring form will reflect the dynamics of changes in contracting and employment on a quarterly basis.

     E.   Upgrading Job Skills

     This activity will largely be addressed through training programs that will include:

     -    On-The-Job Training (OJT)
     -    Apprenticeship (for skilled trades)
     -    Internship (for administrative/management jobs)

     Pre- and Post-evaluations/assessments will be made of individuals selected to participate in these programs.

F.   Contractual Clauses

     JCC hereby undertakes to include legally binding clauses in all contracting agreements and require that any subcontracting agreements do likewise that will bind the contractors and subcontractors to all provisions contained in this Open Access Program that are applicable to them.

     Other appropriate actions will be taken to ensure that prime contractors and subcontractors comply with the Open Access provisions. These actions will include:

     a. desk audits to review material and information concerning the contractor's compliance;

     b. on-site reviews that include interviews, visits to project locations, and inspection of documents and/or information not available at the desk audit that pertain to the contractor's compliance;

     c. additional investigations that may be called for by a lack of proper record keeping, failure of the prime contractor to cooperate, failure of Open Access Participants to cooperate, visible evidence of unsatisfactory performance, or other evidence as may warrant further investigation.

     JCC staff will make prompt compliance determinations regarding its prime contractors. Documentation of noncompliance will include the specific areas in which the contractor failed to comply. In these instances, appropriate action consistent with this Open Access Program and other contractual provisions will be taken.

G.   Defense of Litigation/Invalidity of Program

     In any suit brought to challenge the application or underlying provisions and requirements of the Open Access Program or any Open Access Plan promulgated under it, JCC agrees to provide a legal defense on behalf not only of itself, but of the City of New Orleans, the Mayor, the New Orleans City Council, any of its members, and the RDC (the "City-related parties"), should any of them be named as parties to the suit. Such representation will be provided by competent counsel selected by JCC, with the approval of the RDC, and JCC shall have the right to control the defense of the litigation on behalf of all parties.

     Any City-related party to such litigation shall have the option of selecting its own legal counsel and conducting its own defense. In the event that any such entity elects to do so, that separately represented defendant shall pay its own separate attorney's fees as well as its pro rata share of court costs and attorney's fees. In that circumstance, JCC and any separately represented defendant or defendants shall each pursue the case as a separate party, able to settle on behalf of itself and responsible for any judgment entered against it. However, JCC may not agree to modify the Open Access Program or any Open Access Plan without the approval of the New Orleans City Council.

     In the event of a judicial award of damages, attorney's fees and/or costs against JCC and/or any City-related party or parties (other than a negotiated settlement, a consent decree or an award against a separately represented defendant) based on a claim that the Open Access Program or any Open Access Plan, on its face or as applied to a particular party, is contrary to the Fourteenth Amendment to the United States Constitution or otherwise constitutes impermissible discrimination under any provision of state or federal law, the total amount of such award or assessment shall be paid in equal amounts by JCC and the City of New Orleans up to a total liability for the City of $125,000 per year. Any liability over the amount of $5,000,000 per year shall be divided between JCC and the City in the ratio of 80/20, with JCC bearing eighty percent (80%). This allocation of financial responsibility shall apply to any such award against JCC, the City, the Mayor, the New Orleans City Council, any of its members, the RDC, or any of them, notwithstanding that either JCC or the City may not itself be a party to the action. However, if the City is not a party to the action, this financial allocation shall apply only if JCC directly notified the Major, the New Orleans City Council and the RDC of the pending action in writing within twenty (20) days of being served in the action. The City may institute such arrangements, if any, as it deems appropriate for securing reimbursement for any such payment from any of its affiliated parties (i.e., the Mayor, the New Orleans City Council, any of its members, or the RDC), and any such arrangements shall in no way qualify the obligation of the City under this Open Access Program to make initial payment of its portion of the total award, including attorney's fees and costs. Should the City fail to timely pay its share of any such award, JCC shall have the option of making payment on the City's behalf and withholding rent payments otherwise due in an amount equal to the amount properly paid on the City's behalf.

     The obligation of the City to pay its share of any such judicial award of damages, attorney's fees and costs shall extend only to those judgments which invalidate or otherwise award damages, attorney's fees or costs on the basis of a provision or requirement of this Open Access Program or of any interim or final Open Access Plans promulgated under this Open Access Program. Thus, the City's financial obligation for a share of a judicial award, as described above, shall not extend to judgments relating solely to the conduct of JCC employees or agents, where no requirement or provision of the Open Access Program or of any Open Access Plan is thereby called into question.

     When any party (including JCC) makes a proposal to settle pending litigation concerning the Open Access Program or any Open Access Plan, where JCC is providing representation for itself and/or any City-related party, before finally agreeing to such settlement proposal JCC shall submit it to the RDC for its consideration. The RDC shall respond within fifteen (15) working days by consenting or refusing to consent to the settlement. Absent express approval of the settlement by the RDC, JCC shall agree to no revision of this Open Access Program or any Open Access Plan as a condition of the settlement, and any amount to be paid by JCC in settlement shall be the sole obligation of JCC. Any such settlement entered without the express consent of the RDC shall pertain only to JCC, and JCC shall bear no further responsibility for the representation of any City-related parties (i.e., the City, the Mayor, the New Orleans City Council, any of its members, or the RDC) in the matter.

     If this Open Access Program (or any portion thereof), or any Open Access Plans adopted pursuant thereto are declared invalid by a final, non-appealable judgment or consent judgment binding upon JCC and the City, then: (a) the Amended and Restated Lease Agreement to which this Open Access Program is attached as Exhibit "C" shall not terminate as a result thereof and instead shall continue in full force and effect in accordance with its terms; and (b) JCC shall prepare and present to the RDC and the New Orleans City Council an alternative Open Access Program (or Open Access Plan, if such Open Access Plan or one of its provisions has been invalidated) within sixty (60) days after the date the judgment becomes final and nonappealable. Any such alternative Open Access Program proposed shall be subject to the approval of the New Orleans City Council pursuant to the New Orleans City Council's procedures for the adoption of leases. Any alternative Open Access Plans proposed by JCC shall be submitted to the New Orleans City Council for approval pursuant to the New Orleans City Council's rules for adoption of motions. The purpose for such alternative Open Access Program and/or Open Access Plans shall be to ensure that the Open Access Program and/or Open Access Plans, as the circumstances require, conform to the requirements of the final judgment of such court.

     JCC shall, to the extent available from commercial insurers licensed to issue such insurance in the State of Louisiana, obtain and maintain insurance in the amount of $5,000,000 per occurrence, and $5,000,000 in the aggregate for each policy year, with a deductible of $250,000 or such greater amount as from time to time may be required by its insurer, insuring JCC against liability for civil rights violations arising out of the Open Access Plans or Open Access Program (the "OAP Risk").

     JCC shall, subject to obtaining the cooperation of the RDC and the City in completing all applications and providing all information required by JCC's insurer, seek to obtain and maintain, at JCC's option, either: (a) an endorsement to JCC's above described policy of insurance naming RDC and the City as additional insured parties and waiving the insurer's rights of subrogation against RDC and the City or (b) a separate policy of municipal liability insurance naming the City and RDC as insured parties, and insuring the OAP Risk of the City and RDC on the same or similar terms and coverage limits as above described for JCC.

     If the above insurance should become unavailable, available in lesser amounts, or with greater deductibles or exclusions, or if the cost of such insurance should increase materially above its current cost, JCC shall be entitled to cease maintenance of such insurance or decrease the amount of, or increase the exclusions from, coverage provided, as the case may be.

H.   Interpretation

     If any provision of this Open Access Program is contrary to, prohibited by, or deemed invalid under any applicable law or regulation by final, non-appealable judgment of a court of competent jurisdiction, then such provision shall be deemed inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof.

     If the language of this Open Access Program is found to be ambiguous in any way and if the ambiguity could be interpreted in such a manner as to render all or any part of this Open Access Program invalid, then such ambiguous language shall be construed, to the fullest extent possible, in a manner that will support validity.

I.   Modification

     1. JCC will conduct an overall review and reassessment of the Open Access Program, Open Access Plans and goals commencing no later than September 30, 2005, and concluding no later than June 30, 2006. Such an overall review and reassessment shall be conducted every ten years thereafter, commencing no later than September 30 each year ending in a "5" and concluding no later than June 30 of each year ending in a "6."

     2. JCC will undertake reassessments of goals. The first reassessment will be undertaken beginning in September, 2000 (to be completed no later than March 31, 2001). Such goal reassessments shall be undertaken beginning in September of each year ending in a "0" and concluding no later than March 31 of each year ending in an "1."

     3. These reviews and reassessments shall be based upon methodology comparable to that used by the NERA studies, as modified to accommodate the then-controlling legal standards.

     4. Any studies performed in connection with any goal reassessments under this Part V, Subpart I shall be subject to the procedures set forth in Part I, Subpart C of this Open Access Program (i.e., an RFP, the specified three-person monitoring team, approval by the City Council and payment of fees and expenses by JCC). If any review or reassessment of the Open Access Plans pursuant to Part V, Subpart I(1) or (2) necessitates a modification of the goals or other aspects of such Open Access Plans, JCC may submit amended Open Access Plans for approval by the New Orleans City Council pursuant to the New Orleans City Council's rules for the adoption of motions. Until such time as the modified Open Access Plans shall have been submitted to and approved by the New Orleans City Council, the Open Access Plans in effect prior to such modification shall remain in effect pending the approval of such modified Open Access Plans. Similarly, this Open Access Program shall remain in force until the City Council has adopted a new or amended Open Access Program, pursuant to the City Council's procedures for the adoption of leases.

J.   Conclusion

     JCC will pass through its Open Access Program obligations to Harrah's New Orleans Management Company and/or any other casino operator, contractors and/or vendors retained by JCC.

     This document represents JCC's initial step in satisfying its commitment to developing a comprehensive and quality Open Access Program. JCC's firm commitment to the ideas of corporate responsibility involves the coordination and linkage of resources to improve the quality of life for its employees and the community. More importantly, JCC has set and will accomplish aggressive and realistic goals to ensure the participation of the entire New Orleans community in the benefits to be derived from the casino project.

                     APPENDIX "A" TO THE OPEN ACCESS PROGRAM

                     LIST OF COMPLIANCE-ORIENTED EFFORTS FOR
                            CONSTRUCTION CONTRACTING


A.       THE WORK:

         A.1. Contracts. Where appropriate in light of the nature of work to be performed and its relationship to other aspects of the project, JCC will undertake to identify portions of the work which may be performed by Open Access Participant firms (as that term is defined in the Open Access Program) and will, where economically feasible, break down contracts into work or dollar units to facilitate MBE, WBE and DBE participation. JCC shall look for such opportunities where the total amount of a particular type of work to be done is large enough that it can be profitably shared by multiple contractors and/or subcontractors, and there is nothing inherent in the work which requires it to be done by a single contractor and/or subcontractor.

B.       OUTREACH:

         B.1. Open Access Participants. JCC has developed and will maintain a directory of certified, qualified Open Access Participant firms.

         B.2. Community Resources. JCC shall use the services of available minority and women's community organizations; minority and women's contractors' groups; local, state and federal minority and women's business assistance offices; disability rights organizations; and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms.

         B.3. Advertisement for Recruitment. JCC shall advertise through instrumentalities of the mass media which have a significant audience in the minority community in an effort to recruit Open Access Participant firms for certification and contracting.

         B.4. Joint Ventures. JCC shall encourage and facilitate the use of joint ventures between Open Access Participant firms and other contractors, as a means of expanding opportunities for minority, women, and disadvantaged enterprises. JCC is looking for such opportunities where the resources and abilities of particular Open Access Participant firms will be significantly complemented by association with one or more majority contractors.

         B.5. Technical Assistance. JCC shall make technical assistance available to Open

                   Access Participant firms in completing the application for certification and in performance of the contract. The certification application form will state that requests for assistance in applying for certification should be directed to the Certification Officer in JCC's Open Access Program office. One-on-one consulting will be provided for pre-construction and on-site assistance will be available in specific areas such as construction management, contract administration, cost control, scheduling and staffing. Requests for assistance with regard to contract performance should be directed to JCC's Open Access Program office or to responsible personnel of the general contractor, who shall make such requests known to JCC's Open Access Program office.

         B.6. Bonding Assistance. Subcontractors which are unable to meet the bonding requirements will nonetheless have their bids considered by JCC and its general contractors, subject to this Section B.6. Where an Open Access Participant firm, based on all factors other than bonding capability, appears to merit serious consideration for award of the contract, JCC and its general contractors will discuss with the bidder its ability to arrange bonding. Where they conclude that such a bidder is or may be deserving of the award of a contract, but that the bidder is unable to arrange bonding, or where a bond can be secured only at a price appreciably above the New Orleans average rate, JCC and its general contractors will work to assist the bidder in satisfying the bonding requirement. JCC believes and anticipates that, in most cases, bonding difficulties can be overcome by a combination of waivers (on some contracts under $200,000), assistance in arranging appropriately priced bonding and arrangement of financial assistance in funding the difference between the market average premium and that quoted to the applicant.

         B.7. Advertisement Regarding Subcontracting. Where appropriate, JCC shall advertise in general circulation and trade association publications, concerning subcontracting opportunities, and will allow subcontractors reasonable time to respond.

         B.8. Written Notice Regarding Contracting and Subcontracting. JCC shall take the necessary steps to provide written notice of contracting and subcontracting opportunities in a manner reasonably expected to notify Open Access Participants and will allow sufficient time under the circumstances for them to respond effectively.

C.       BIDDING AND SELECTION.

         C.1. Pre-Award Meetings. Where appropriate, JCC shall schedule pre-award, pre-bid, pre-proposal and/or pre-quote meetings to inform Open Access Participant firms of prime contracting and subcontracting opportunities, and to address issues relating to the performance of those contracts.

         C.2. Notice. JCC has established and will continue to utilize its procedures to notify qualified Open Access Participant firms of available opportunities separate and apart from pre-award, pre-bid, pre-proposal and/or pre-quote conferences. These procedures shall include when appropriate:

                   C.2.a. Written notice by certified mail to Open Access Participant firms listed in the directory of certified firms, at least thirty (30) days before a pre-award, pre-bid, pre-proposal or pre-quote conference;

                   C.2.b.    Advertisements in the media described in Sections
                             B.3. and B.7., above, at least thirty (30) days prior to a scheduled pre-award, pre- bid, pre-proposal or pre-quote conference;

                   C.2.c. JCC will follow up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in bidding;

                   C.2.d. Advertising contracting and subcontracting opportunities in trade association publications and publications targeted specifically to minorities and women, at least thirty (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

                   C.2.e. Setting bid dates to give qualified Open Access Participant firms adequate time to prepare bids, quotes and/or proposals after pre-award, pre-bid, pre-proposal or pre-quote conferences have been held.

         C.3. Information. JCC shall provide interested Open Access Participant firms with adequate information about the plans, specifications and requirements of the contract or subcontract.

         C.4. Notice to Newcorp. JCC shall provide Newcorp with bid specifications, plans and/or contract requirements, when appropriate, at least thirty (30) days prior to the bid or response date.

         C.5. Good Faith Negotiation. JCC will negotiate in good faith with interested Open Access Participant firms and will not reject Open Access Participant firms as unqualified without sound business reasons based on a thorough investigation of their capabilities.

         C.6. Contact Records. JCC shall maintain the following records for each Open Access Participant firm which submits a bid or is contacted by JCC:

                   C.6.a.    Name, address, telephone number.

                   C.6.b.    Description of information JCC provided.

                   C.6.c. A statement of whether JCC and the Open Access Participant firm reached agreement, and if not, why not.

         C.7. Disqualification. If JCC rejects an Open Access Participant firm as unqualified, JCC will maintain a written record of its reason(s).

         C.8. Participation Records. JCC will maintain a written record of each general contract and each subcontract, the dollar value of each general contract or subcontract, and the certification status of each general contractor and each subcontractor.

         C.9. Changes in Contracts with Non-Open Access Participant Firms. JCC shall strive to ensure that there are no changes to construction contracts or subcontracts with majority-owned firms that deprive MBE or WBE firms of a fair opportunity to participate in the bidding process for such contracts or subcontracts. JCC will give notice to the RDC of any such change and will investigate any complaints by MBE or WBE firms relating to any such changes.

         C.10. Notice of Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no reductions in the price or scope of work of a contract awarded to an MBE or WBE firm that is inconsistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any reductions in the price or scope of work of MBE or WBE contracts. JCC will investigate any complaints by MBE or WBE firms relating to reductions in the price or scope of work of their respective contracts.

         C.11. Replacement of Contracts with Open Access Participant Firms. JCC shall strive to ensure that majority-owned firms are not substituted for contracted MBE or WBE firms in a manner that is inconsistent with the objectives of the Open Access Program as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any substitution of a majority-owned firm for an MBE or WBE. JCC will investigate any complaints by MBE or WBE firms relating to substituting majority-owned firms for them.

D.       CONTRACT CONTENT AND ADMINISTRATION.

         D.1. Administration. JCC shall emphasize to contractors and subcontractors the significance of Open Access goals.

         D.2. Bonding Assistance. JCC shall continue to administer its bonding assistance program described in Part II, Subpart N of the Open Access Program and in the Amended and Restated Open Access Plans.

         D.3. Prompt Payment Policy. JCC has adopted and shall continue to implement and enforce a Prompt Payment Policy for all contractors and vendors employed in constructing the Casino. JCC agrees to pay its general contractors and vendors within ten (10) days of their submission of verifiable invoices for services and/or goods. JCC requires that its prime contractors pay their subcontractors and suppliers within five (5) days thereafter, and that subcontractors pay their subcontractors and suppliers within five (5) days thereafter. Any contractor, subcontractor, supplier or vendor who believes that JCC has failed to comply with this prompt payment policy should report that to JCC's Construction Accounting Manager or his or her successor.

         D.4. Assistance to Newcorp. JCC shall make reasonable efforts to encourage and assist Newcorp's Board of Directors.

         D.5. Certification. JCC shall arrange for the certification of all potential contractors and subcontractors before a contract or subcontract is executed, by reaching its decision on certification of an applicant no later than fifteen (15) days after receipt of a completed certification application; however, the parties recognize that it may sometimes be impractical, due to a combination of factors, to do so. Under those circumstances, JCC shall strive to complete the review of a certification application no later than fifteen (15) days after the contract is executed or work commences, whichever comes first. Any contractor that is not certified before the end of a given quarter shall not be counted towards the achievement of JCC's MBE or WBE goals for that particular quarter.

                     APPENDIX "B" TO THE OPEN ACCESS PROGRAM

                     LIST OF COMPLIANCE-ORIENTED EFFORTS FOR
                             CONSTRUCTION EMPLOYMENT


A.       OUTREACH:

         A.1. JCC shall utilize the services of official public agencies responsible for recruitment and placement of Orleans Parish residents.

         A.2. In its recruiting processes and requests, JCC shall notify all JCC contractors and subcontractors in writing of JCC's residency and Open Access Participant goals (as that term is defined in the Glossary to the Open Access Program), and, if possible, shall require contractors and subcontractors to adopt the same hiring goals as JCC has adopted in its Amended and Restated Open Access Plan for Construction Employment, for all projects conducted by JCC.

B.       MANAGEMENT:

         B.1. Advisory Committee. JCC has appointed and will continue to maintain a Casino Construction Advisory Committee composed of business, community and university representatives, as well as representatives of JCC. Some of these Casino Construction Advisory Committee members may be members of other advisory committees that have been or will be created under the Open Access Program, but the membership of the advisory committees shall not completely overlap. This Advisory Committee shall at all times have a minimum of five (5) members. (See Addendum B to the Amended and Restated Open Access Plans). This Advisory Committee will meet at least quarterly to review progress in pursuing the objectives of the Open Access Program with regard to both employment and contracting in connection with the construction of the Casino.

         B.2. Compliance Monitoring. JCC shall monitor its general contractors, subcontractors and unions for compliance with the construction employment provisions of the Open Access Program and Amended and Restated Open Access Plans. JCC's monitoring will include at least quarterly review of a general contractor's or subcontractor's success in meeting Amended and Restated Open Access Plan employment goals, and, where those goals have not been met, a review of the records of JCC's general contractors', subcontractors', and unions' efforts to meet those goals.

         B.3.      JCC's monitoring shall include the following actions:

                   B.3.a. Desk audits to review material and information concerning the general contractors', subcontractors' and unions' compliance;

                   B.3.b. On-site reviews that include interviews, visits to the construction site, and inspection of documents and/or information not available at the desk audit that pertain to the general contractors', subcontractors' and unions' compliance;

                   B.3.c. Additional investigations by JCC that may be necessitated by a lack of proper record keeping, failure of the general contractor, subcontractor, or union to cooperate, visible evidence of unsatisfactory performance, or other evidence as may indicate the need for further investigation;

                   B.3.d. Investigation of credible allegations that a union hiring hall has refused to register or refused to refer a person who came to the union hiring hall for registration.

         B.4. Regularly scheduled meetings among representatives of Mayor's Office of Small and Emerging Business Development (or its successor), the RDC and JCC will be held every month, unless more frequent meetings are needed, to review the information described in Sections D.1 through D.4, and E.3 of this Appendix, below.

         B.5. Meetings among representatives of the RDC, the City Council, unions, general contractors and JCC will be scheduled every six (6) weeks.

C.       CONTRACTORS AND SUBCONTRACTORS:

         C.1. Memorandum of Understanding. JCC has entered into and will maintain a Memorandum of Understanding with each general contractor, requiring the contractor to comply with all obligations imposed by the Open Access Program and Amended and Restated Open Access Plans. (See Addendum C to the Amended and Restated Open Access Plans). JCC has and will continue to communicate to each general contractor, and will ensure that each general contractor includes a clause in each subcontract requiring subcontractors to do the same things that the prime contractor must do under the Memorandum of Understanding. Copies of such written communications shall be maintained in the files of JCC.

         C.2. In the event JCC believes that any contractor or subcontractor is in violation of the Memorandum of Understanding with respect to hiring, based upon the availability of Open Access Participants in the trades and occupations used by that contractor or subcontractor, as measured by the disaggregated NERA data set forth in the NERA Study, then JCC will pro-actively assist that contractor or subcontractor to improve their performance.

D.       PROJECTIONS OF HIRING NEEDS:

         D.1. JCC and its general contractors will identify the unions and subcontractors that have not recruited minority and non-minority women craft workers at the level of actual availability for the craft involved and will pro-actively assist them in doing so.

         D.2. The general contractors and JCC will supply monthly and quarterly projections for the particular number of persons needed, by craft and trade, on anticipated dates, and this information will be regularly updated. These projections will be produced by "manloading" the hours and trades on the Primavera and other software.

                   D.2.a. These projections will cover new construction, maintenance, and renovations.

                   D.2.b. JCC will widely distribute the projections to subcontractors, potential subcontractors, vocational-technical schools and other training programs, and potential employees via the community outreach methods described in the Amended and Restated Open Access Plans and via the methods described in Section E.6. through E.9. of this Appendix, below.

         D.3. Both subcontractors and unions will supply to JCC specific information regarding their performance. JCC will supply specific information about recruitment and hourly employment, by craft, to the City and the RDC. Also, JCC and the general contractors will inform the unions of the specific effects of particular subcontractors keeping their supervisory personnel in place.

         D.4. JCC and the general contractors will produce and report to the City and the RDC the information identified in sections
                   D.1. through D.3. of this Appendix, above, as follows: (a) monthly during the construction of the Casino-Phase I (as defined in the Amended and Restated General Development Agreement); (b) for any employment category for which JCC has failed to meet the goal during construction of the Casino-Phase I, monthly until JCC has achieved the goal in that employment category for two (2) consecutive quarters; and (c) after the Casino-Phase I is completed, quarterly, except that if JCC fails to achieve the goal in any employment category in a quarter, the reporting on the items specified in sections D.1. through D.3. above shall be monthly until such time as JCC has achieved the goals in that employment category for two (2) consecutive quarters, after which reporting will return to quarterly (any subsequent failure to achieve the employment goals in such category will similarly result in a change to monthly reporting, to revert to quarterly as specified in this subsection D.4(c)). However, for any construction or renovation projects undertaken after the opening of the Casino, the information identified in Sections D.1. through D.3. of this Appendix, above, shall be reported to the City Council and the RDC on a monthly basis, unless the parties agree otherwise by amending this provision.

E.       UNIONS:

         E.1. Union Compliance with Open Access Program. JCC will require any union which is a signatory to the Project Agreement to adhere to the requirements of the Open Access Program and the Amended and Restated Open Access Plans. (See the Project Agreement, attached as Addendum D to the Amended and Restated Open Access Plans.) The Project Agreement shall not foreclose any subcontractor without a collective bargaining agreement from assigning supervisory personnel to perform work otherwise covered under the Project Agreement if those supervisory employees (a) have been employed by the subcontractor within the prior one hundred twenty (120) days, and (b) have registered with the respective craft unions.

         E.2. Union Referrals. JCC shall specify that the union's opinion of an applicant's qualifications, or lack thereof, shall not be a ground for refusal to refer the applicant. In referring all applicants, the union may provide to the contractor a written statement of whether it finds the applicant qualified or unqualified and if it finds the applicant unqualified, it shall provide a full statement of the reasons why. Each union shall also post a notice in a prominent location on the wall of its hiring hall that states that it may not require union membership as a condition of referral for employment. (See Addendum D of the Amended and Restated Open Access Plans).

         E.3. Union Reporting. JCC will require any union which is a signatory to the Project Agreement to report to JCC at the end of each calendar month on the names, race, gender and disabled status (if known) of: (a) all persons, whether or not union members, who come to the hiring hall to register for referral for work on the Casino, including the date when such request for registration occurs and the disposition of that request; (b) all persons on the list of names from which referrals for work on the Casino will be drawn, set forth in order of priority for referral; and (c) all persons actually referred by the union hiring hall for work on the Casino. JCC shall also require the union to report at the end of each calendar month on the reasons for the union failing to refer for employment any Minority Individuals, women or Persons with Disabilities who have come to the hiring hall for registration or referral. Copies of the written materials submitted to JCC by any union in connection with the requirements of this Section E.3. will be furnished to the RDC within fourteen (14) days (or sooner if practical under the circumstances) after they are received by JCC.

         E.4. Right to Work. When recruiting workers for the construction projects, JCC will make reasonable efforts to inform them that the union may not require them to be members of the union in order to be referred for employment, and that they can contact JCC's compliance officer if they encounter difficulties in their attempts to register with a union hiring hall.

         E.5. The Union Review Council, along with an RDC representative, will meet weekly (in person or by conference call) to review any and all complaints regarding the implementation of the Amended and Restated Open Access Plans.

         E.6. JCC will designate persons who will function to monitor union activity on a weekly basis.

         E.7. JCC and the unions will be pro-active and will work aggressively with vocational-technical schools and other training programs to recruit members of minority groups and non-minority women. The unions will designate specific persons to perform these outreach functions.

         E.8. The general contractors, JCC and the unions will prepare educational materials and make presentations to potential employees regarding their obligations to the unions, to the employer and others.

         E.9. There will be additional outreach efforts by JCC and the unions via the State Employment Service and the radio stations and newspapers that service the African-American community and female audiences. These efforts will include increased contacts with churches and religious organizations, community-based organizations and minority trade groups.

                     APPENDIX "C" TO THE OPEN ACCESS PROGRAM

                     LIST OF COMPLIANCE-ORIENTED EFFORTS FOR
                             OPERATIONS CONTRACTING


A.       THE WORK:

         A.1. Contracts. Where appropriate in light of the nature of work to be performed and its relationship to other aspects of the project, JCC shall identify portions of the work which may be performed by Open Access Participant firms (as that term is defined in the Open Access Program) and will, where economically feasible, break down contracts into work or dollar units to facilitate MBE, WBE and DBE participation. JCC shall look for such opportunities where the total amount of a particular type of work to be done is large enough that it can be profitably shared by multiple contractors and/or subcontractors, and there is nothing inherent in the work which requires it to be done by a single contractor and/or subcontractor.

B.       OUTREACH:

         B.1. JCC shall schedule pre-award, pre-bid, pre-proposal and/or pre-quote meetings to advise Open Access Participant firms of contracting, subcontracting and procurement opportunities.

         B.2. JCC has developed and will maintain a directory of qualified, certified Open Access Participant firms.

         B.3. JCC has established and will maintain procedures to notify qualified Open Access Participant firms of available opportunities separate and apart from pre-award, pre-bid, pre-proposal and/or pre-quote conferences, including, when appropriate:

                   B.3.a. Written notice by certified mail to Open Access Participant firms listed in the directory of certified firms, at least thirty (30) days before a pre-award, pre-bid, pre-proposal or pre-quote conference;

                   B.3.b.    Advertisements in targeted media at least thirty
                             (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

                   B.3.c. Following up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in bidding;

                   B.3.d. Advertising contracting and subcontracting opportunities in trade association publications and publications targeted specifically to minorities and women, at least thirty (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

                   B.3.e. Setting bid dates to give qualified Open Access Participant firms adequate time to prepare bids, quotes and/or proposals after pre-award, pre-bid, pre-proposal or pre-quote conferences have been held.

         B.4. Information. JCC shall provide Open Access Participant firms with adequate information about the plans, specifications and/or requirements of all contract opportunities.

         B.5. When appropriate, JCC shall provide Newcorp with bid specifications, plans and/or contract requirements, at least thirty (30) days prior to the bid or response date.

         B.6. Community Resources. JCC has and will continue to use the services of available minority and women's community organizations; minority and women's contractors' groups; local, state and federal minority and women's business assistance offices; disability rights organizations; and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms and in the recruitment of firms eligible for certification as Open Access Participant firms.

         B.7. Preliminary Meetings. JCC shall hold preliminary meetings to inform interested Open Access Participant firms of service and supply contracting opportunities.

         B.8. Follow-Up. JCC shall follow up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in obtaining service or supply contracts.

         B.9. Advertisement. Where appropriate, JCC shall advertise in general circulation and trade and professional association publications, concerning service and supply contracting opportunities, and will allow contractors reasonable time to respond.

         B.10. Written Notice. JCC shall take the steps necessary, when reasonable time constraints permit to provide written notice of service and supply contracting opportunities to Open Access Participant firms, as well as companies that have begun the certification process, and shall allow sufficient time for them to participate effectively.

         B.11. Joint Ventures. JCC shall encourage and facilitate the use of joint ventures between Open Access Participant contractors and other contractors, as a means of expanding opportunities for Open Access Participant firms. JCC will continue to look for such opportunities where the resources and abilities of particular Open Access Participant firms will be significantly complemented by association with one or more majority-owned contractors.

C.       BIDDING AND SELECTION.

         C.1. Good Faith Negotiation. JCC shall negotiate in good faith with interested Open Access Participant firms and will not reject an Open Access Participant firm as unqualified without sound business reasons based on a thorough investigation of its capabilities.

         C.2. Disqualification. If JCC rejects an Open Access Participant firm as unqualified, JCC will maintain a written record of its reason(s).

         C.3. Participation Records. JCC shall maintain a written record of each supply and service contract, the dollar value of each contract, and the MBE or WBE status of each contractor or subcontractor.

         C.4. Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no changes to commodity or service contracts or subcontracts with majority-owned firms that deprive MBE or WBE firms of a fair opportunity to participate in the bidding process for such contracts or subcontracts. JCC will give notice to the RDC of any such change and will investigate any complaints by MBE or WBE firms relating to any such changes.

         C.5. Notice of Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no reductions in the price or scope of work in a contract awarded to an MBE or WBE firm that are inconsistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any reductions in the price or scope of work of MBE or WBE contracts. JCC will investigate any complaints by MBE or WBE firms relating to reductions in the price or scope of work of their respective contracts.

         C.6. Replacement of Contracts with Open Access Participants. JCC shall strive to ensure that majority-owned firms are not substituted for contracted MBE or WBE firms in a manner that is inconsistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any substitution of a majority-owned firm for an MBE or WBE. JCC will investigate any complaints by MBE or WBE firms relating to substituting majority-owned firms for them.

D.       CONTRACT CONTENT AND ADMINISTRATION.

         D.1. Bonding Assistance. JCC shall continue to administer its bonding assistance program, described in Part II, Subpart N of the Open Access Program and in the Amended and Restated Open Access Plans.

         D.2. Prompt Payment Policy. JCC has adopted and shall continue to implement and enforce a Prompt Payment Policy for all contractors and vendors. Where a supply or service contractor with capitalization of less than $300,000 can demonstrate to JCC an actual need for payment in less than thirty (30) days for such supply or service contract, JCC will pay said contractor within twenty (20) days of its submission of verifiable invoices for supplies or services. Any supplier or service contractor who has such an understanding with JCC and believes that JCC has failed to comply with its prompt payment commitment should report that to JCC's Accounts Payable Manager.

         D.3. Contact Records. JCC maintains and will continue to maintain the following records for each Open Access Participant firm that submits a proposal or is contacted by JCC regarding service or supply contracts:

                   D.3.a.    Name, address, telephone number.

                   D.3.b.    Description of information JCC provided.

                   D.3.c. A statement of whether JCC reached agreement with the Open Access Participant firm, and if not, why not.

                     APPENDIX "D" TO THE OPEN ACCESS PROGRAM

                     LIST OF COMPLIANCE-ORIENTED EFFORTS FOR
                              OPERATIONS EMPLOYMENT


A.       OUTREACH:

         A.1. JCC shall utilize the services of official public agencies responsible for recruitment and placement of Orleans Parish residents, such as the State Employment Service.

         A.2. JCC shall notify all JCC contractors and subcontractors in writing of JCC's residency goals and Open Access Participant (as this term is defined in the Glossary of the Open Access Program) goals and will request, and, if possible, require that contractors and subcontractors adopt the same hiring goals as JCC has under the Amended and Restated Open Access Plan for Operations Employment.

         A.3. JCC shall continue to develop, implement and monitor accredited training programs to train potential casino employees, emphasizing training for Orleans Parish residents for purposes of meeting JCC's Open Access Participant goals. The content of these training programs shall be made available to the RDC for review, when requested within a reasonable time frame.

         A.4. JCC shall develop, implement, and monitor special efforts to recruit African- American male participants to be trained in JCC's training program. This includes working with the Opportunity Industrialization Center, the National Council of Negro Women and the Urban League to assist in conducting Life Skills Training for the disadvantaged. JCC will also seek the assistance of several organizations in the recruitment of African-American men. Those organizations include: the Coalition of 100 Black Men; the Zulu Social Aid & Pleasure Club; the Dryades Street YMCA and the graduate chapters of several Black fraternities (Alpha Phi Alpha, Kappa Alpha Psi, Omega Psi Phi and Phi Beta Sigma).

         A.5. JCC shall make special efforts to select applicants from among Project Independence participants to be trained in JCC's training program.

         A.6. JCC shall not use irrelevant or unnecessary application criteria which negatively impact recruitment of Minority Individuals, Disadvantaged Individuals or women.

         A.7. Persons with Disabilities. JCC will continue relationships with agencies that provide services to Persons with Disabilities for the purpose of identifying job opportunities with the Casino for which Persons with Disabilities are qualified or may become qualified with reasonable accommodation. JCC will seek assistance from such organizations, as a recruiting source for potential employees and as a source of information about potential employees with disabilities, and it will otherwise work to enhance employment opportunities for Persons with Disabilities.

         A.8. Dissemination of Information on Employment Needs of the Casino. JCC will widely distribute information on employment opportunities at the Casino to institutions of higher learning, skills training centers, religious organizations, community centers and organizations. JCC will make follow-up contacts with each organization. JCC will also, as needed, use mass media to advertise employment opportunities. It will advertise through a number of newspapers and radio stations with substantial African-American audiences -- e.g., The Louisiana Weekly, The New Orleans Data News Weekly, The New Orleans Tribune, WYLD, WBOK, B97 and WQUE (Q93). Likewise, JCC will use television announcements with the same focus.

         A.9. Supervisory and Professional Recruitment. JCC's recruitment effort for its supervisory and professional positions will include colleges, universities, and alumni offices of schools which are likely to have students or alumni who are women or minorities (e.g., historically black colleges and all-female schools).

         A.10. Independent Training Agencies. Beginning with the construction of the Casino-Phase I (as defined in the GDA), JCC will conduct a variety of activities aimed at assisting skills training centers, Open Access Participant firms and others in establishing programs to train workers for jobs existing at the Casino. JCC will describe the employment needs of the Casino and provide direction and guidance in formulating appropriate training programs for persons seeking employment there. JCC will also identify teachers and/or employees who are willing to work in training programs.

         A.11. Internships. In order to identify highly qualified individuals interested in pursuing full-time careers with Harrah's, JCC will institute an internship program for college and university students. This program will utilize part-time employment to provide participants with exposure and learning opportunities under the close supervision of an internship manager. The internship program will utilize a learning plan tailored to each intern's areas of activity and interests and each intern's performance will be evaluated. The internship program will be consistent with age requirements of state statutes and regulations relating to casino employment.

         A.12. Internship Recruitment. JCC will continue to recruit interns from a number of local institutions of higher learning that have a substantial enrollment of Minority Individuals and/or women.

         A.13. Selection for Training. JCC has developed written criteria for use in considering applicants for the internship and training programs, which are attached to the Amended and Restated Open Access Plans as Addendum G. JCC will submit any revisions of these criteria to the City Council for approval. In pursuing these internship and training programs, JCC shall utilize aggressive measures to recruit prospective employees from communities with high unemployment rates, which measures shall include visits to schools, community organizations, businesses, employment agencies and places frequented by the chronically unemployed. Applicants must meet any requirements imposed by the State of Louisiana for the position involved.

         A.14. Recruiting Sources. JCC has and will maintain regular communications with major recruiting sources, including those focusing on employment of Minority Individuals, women and persons with disabilities, as well as community agencies, community leaders, churches and other religious organizations with predominantly African-American membership, high schools, vocational and technical schools, junior colleges and colleges with a substantial number of African-American and/or women students and the Louisiana State Employment Service. JCC will encourage these sources to actively recruit and refer Minority Individuals, women and persons with disabilities for all positions for which the Casino hires.

         A.15. Employment Advertisements. Placement of advertisements for employment include electronic (where appropriate) and newsprint media of special interest to minority audiences. If groups of persons are pictured in employment advertisements, members of both minority and non-minority groups, men and women and Persons with Disabilities will be included. All employment advertisements shall contain the phrase "An Equal Opportunity Employer. Applicants for Employment will be Considered without regard to Race, Color, Religion, Sex, Sexual Preference, National Origin or Physical Handicap."

         A.16. General Advertisements. JCC's general advertising will continue to feature both employees and non-employees. It shall also include members of both minority and non-minority groups, men and women, as well as Persons with Disabilities.

         A.17. Review of Position Descriptions. JCC has reviewed all position descriptions to ensure that they accurately reflect the duties performed. JCC shall review all selection criteria on an ongoing basis to ensure that they are job-related and non-discriminatory.

         A.18. Recruiting. JCC will continue to interface with placement departments of vocational, trade and business schools as well as universities in the New Orleans area to present job placement seminars at which applications will be distributed. In particular, JCC shall recruit at local colleges and secondary schools that have entirely or primarily women student enrollments or women alumnae.

         A.19. Job Fairs. JCC, independently or in conjunction with other agencies and/or employers, shall continue to conduct job fairs aimed at recruiting women in different areas of New Orleans where applications will be distributed and collected. JCC shall designate persons to direct these intensified outreach efforts.

         A.20. Benefits Advertising. JCC will engage in an ongoing substantive print media and television campaign emphasizing its Child Care, Education Assistance and Home Ownership Programs. The publications selected will be those likely to be read by women.

         A.21. Encouragement of Contractors and Subcontractors. In the event JCC believes that any contractor or subcontractor is in violation of the goals with respect to hiring, based upon the availability of Open Access Participants in the trades and occupations used by that contractor or subcontractor (as measured by the disaggregated NERA data), then JCC will work pro-actively to assist that contractor or subcontractor to improve its performance.

B.       HIRING:

         B.1. Employment Application. JCC's employment application does and will continue to set forth prominently words communicating JCC's policy of equal opportunity employment.

         B.2. JCC shall not use irrelevant or unnecessary application or hiring criteria which negatively impact the hiring of Minority Individuals, Disadvantaged Individuals or women.

         B.3. All JCC and HNOMC officials and staff members involved in the hiring process have been and will continue to be given training in accomplishing equal opportunity employment. This training will include, but not be limited to, cultural and sensitivity training and a complete explanation of the philosophy behind, purposes of, and operation of the Open Access Program and the Amended and Restated Open Access Plans.

C.       ON THE JOB:

         C.1. Career Development. JCC will continue to pursue a multi-faceted program of career development which can be expected to produce substantial opportunities for Open Access Participants. At the heart of this program is the annual performance appraisal given to each employee, during which career development possibilities are discussed and the employee's performance during the year is assessed. JCC will regularly utilize several specific types of career development techniques, depending on the performance and inclinations of individual employees, and upon the needs of the business for persons with particular skills or abilities.

         C.2. Comprehensive Training Plan. JCC shall fully implement its comprehensive written training plan, which is attached as Addendum F to the Amended and Restated Open Access Plans.

         C.3. Performance Enhancement Training and On-the-Job Training. JCC, at its own expense, and during an employee's paid work time, shall make available a variety of classroom and other training programs to enhance the knowledge and skills of present employees with regard to the jobs that they presently fill. Such training will be undertaken on a routine basis.

         C.4. Apprenticeships. JCC shall utilize apprenticeships in order to provide accelerated cross-occupational training to persons in occupational areas outside of those in which they presently work. These apprenticeships will utilize a combination of classroom training, on-the-job training and mentoring, in order to develop job skills in occupations which may be new for the employees involved. Typically, these apprenticeships will be directed toward preparation for positions which are promotions (i.e., increases in responsibility and compensation) from the apprentice's current position.

         C.5. JCC shall utilize apprenticeship as a preferred method for filling higher level positions in the Casino. During the pre-opening phase of the Casino, JCC will utilize apprenticeship in the form of its Fast-Track program, through which gaming employees are given appropriate training under the guidance of a mentor and moved on an accelerated basis into gaming supervisory positions. During the initial phase of operations, JCC's Dual Rate Supervisor program will utilize apprenticeship in a different form. This program will allow promising employees, working under the personal guidance of a Table Games Manager, to begin performing supervisory duties on a part-time basis, while continuing to perform their regular duties at other times. The content of the referenced programs and any successor or related programs shall be made available to the RDC for review when asked for on a reasonable time frame.

         C.6. JCC expects to utilize apprenticeships in filling supervisory positions starting at the end of Casino-Phase I, and it believes that such apprenticeships will offer a significant opportunity for advancement for Open Access Participants. JCC likewise expects to make regular use of apprenticeships to fill supervisory and other positions in the future.

         C.7. JCC will establish and maintain a lay-off policy that operates evenhandedly.

         C.8. Policy Statements. JCC shall continue its practice of providing all Casino employees with copies of the employee handbook, which includes JCC's equal employment opportunity and Open Access policies. The policies shall continue to be included in the Supervisor's Manual.

         C.9. Publications. JCC's equal employment opportunity and Open Access policies shall continue to be featured periodically in the employee newspaper. In addition, JCC's Open Access activities in the New Orleans metropolitan community will be periodically presented to employees through existing JCC news media, special bulletins and brochures.

         C.10. New Employee Orientation. JCC's commitment to equal employment opportunity shall be presented as a part of the orientation programs for all new employees.

         C.11. Bulletin Boards. JCC's equal employment opportunity policy and current and anticipated job openings shall be posted on appropriate bulletin boards.

         C.12. Posters. The required equal employment opportunity posters will be prominently displayed in conspicuous places in the Casino and in employment and testing areas.

         C.13. Job Posting. JCC shall continue its job posting plan, which includes professional and supervisory vacancies up to the director level. Under this plan, openings are posted and any employee may apply in writing. Counseling is available to all employees concerning the enhancement of their qualifications for desired opportunities.

         C.14. Training for Advancement. JCC shall regularly monitor its training programs to ensure Open Access Participants are given equal access to all developmental training designed to enhance an employee's ability to assume positions of greater responsibility.

         C.15. Tuition Refund Program. JCC shall continue to make available a Tuition Refund Program for all full-time employees with one
                   (1) year of service. JCC will encourage minority employees, women employees and employees with disabilities to participate in the Tuition Refund Program. At new employee orientation sessions, the program shall be explained and employees will be encouraged to consider furthering their education.

         C.16. Facilities. All work areas, cafeterias, rest and recreational areas and other facilities shall be maintained on a non-discriminatory basis.

         C.17. Employee Counseling. Counselors shall be available on reasonable request to work with an employee concerning personal or work-related problems.

         C.18. Support of Community Programs. JCC has recognized its role as a corporate citizen in the New Orleans metropolitan community, and it will continue its leadership through programs designed to improve the socio-economic status of disadvantaged persons and to eliminate discrimination in employment. Among other actions, JCC shall:

                   C.18.a. encourage employees to work with and serve on the advisory boards of various community self-help groups;

                   C.18.b. encourage executives and managers to act as advisers, members of boards of directors and fund raisers and in various other capacities for community organizations;

                   C.18.c. participate in and, where practical, sponsor seminars for the business community on equal employment opportunity and Open Access for Minorities Individuals, women and Persons with Disabilities; and

                   C.18.d. encourage its employees to spend personal time to aid in the solution of urban and community problems.

         C.19. Accommodation to Physical and Mental Circumstances of Persons with Disabilities. JCC shall make reasonable accommodation to the physical and mental circumstances of qualified employees or applicants with known disabilities, to the extent that it is made aware of the need for such accommodation and the accommodation does not impose an undue hardship on JCC.

         C.20. Work Environment. JCC shall not tolerate the intimidation, harassment or reprisal against minority or women employees or employees with disabilities. Any employee who wishes to file a complaint concerning an alleged violation of this policy may do so by submitting it in writing to the Human Resources Department. (See Addendum I to the Amended and Restated Open Access

                   Plans).

         C.21. Employee Assistance Program. JCC has put in place and will continue to maintain an employee assistance program having two (2) components:

                   C.21.a. Child Care and Child Development Program. The specific provisions of the Child Care Program are set forth at Addendum N of the Amended and Restated Open Access Plans. The Child Care Program shall be in operation by the date any employees are hired to work in the Casino operations or the date such employees begin their training, whichever comes first.

                   C.21.b. Home Ownership Program. JCC shall have in place a home ownership program for employees with a household income of $25,000 or less who have been full-time employees for at least one (1) year from their date of hiring. JCC will assist such employees by contributing $1,000 and other financial assistance to the down payment on a home for first time home buyers.

         C.22. Youth Employment Program. JCC has undertaken and will continue to undertake to identify employment opportunities for unemployed youth in the New Orleans area, will coordinate with Newcorp to assist in starting businesses in which the youth of New Orleans may play a role, and will work closely with public and private concerns in providing training and assistance to young residents of the New Orleans area.

         C.23. JCC will develop the internships for women students, described in the Amended and Restated Open Access Plans, see
                   Part III, Subpart A.4.g., which will be consistent with state-mandated age requirements for casino employment.

D.       MANAGEMENT:

         D.1. JCC shall maintain documentation of applications by Open Access Participants, including at a minimum:

                   D.1.a. names, addresses, and telephone numbers of Open Access Participant applicants who were contacted,

                   D.1.b. description of information provided to those Open Access Participants, and

                   D.1.c. a statement of why they were not hired (if they were not).

         D.2. Advisory Committee. JCC shall continue to maintain a Casino Employment Advisory Committee to be composed of business, community and university representatives with relevant expertise to serve along with appropriate representatives of JCC. This Advisory Committee shall at all times be composed of a minimum of five (5) members. (See Addendum O to the Amended and Restated Open Access Plans). Some of these Advisory Committee members may be members of other advisory committees that have been or will be created under the Amended and Restated Open Access Plans, but the membership of the advisory committees will not completely overlap. This Advisory Committee will meet at least quarterly to review and assist with JCC's efforts in the employment of Minority Individuals, women, and other Disadvantaged Individuals in the operation of the Casino, and to identify Open Access concerns.

         D.3. Meetings. Meetings shall be held regularly in which JCC management employees are advised of JCC's equal employment opportunity policy and of the philosophy behind, purposes of, and operation of the Open Access Program and the Amended and Restated Open Access Plans. The agendas of these meetings include a statement from the management committee of JCC and HNOMC's management expressing JCC's and HNOMC's full endorsement of the Open Access Program and the Amended and Restated Open Access Plans.

         D.4. Staff Training. Management and other employees engaged in employment, placement, training, transfer or promotion activities will continue to receive additional training in the applicable local, state and federal equal employment opportunity laws, and in the Open Access Program and the Amended and Restated Open Access Plans, as well as their individual responsibility in assisting JCC and HNOMC to meet their equal opportunity and Open Access objectives. All JCC and HNOMC employees engaged in making hiring and selection decisions will continue to be trained to ensure non-discriminatory decision-making. Employment results will continue to be reviewed to ensure non-discriminatory treatment.

         D.5. Applicant Flow. JCC shall regularly review the ethnic and gender composition of its applicant pool, as a means of self-evaluating its outreach and related efforts, in order to ensure that sufficient numbers of Open Access Participants are being recruited and are applying for employment with JCC.

         D.6. Monitoring. JCC shall maintain logs of personnel transactions, including applications, hires, promotions, transfers and terminations, and shall analyze the transactions at least quarterly to identify problem areas and appropriate


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


                   remedial actions. A summary of these analyses, which are reviewed by management, shall be prepared by the Human Resources Department on a quarterly basis and shall be made available to the RDC for audit.

         D.7. Compliance with Federal, State and Local Discrimination Statutes and Guidelines. JCC shall regularly review its recruitment and advertising policies, its job policies and practices and wage, compensation and benefit structure to ensure that its practices conform to the requirements of Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act; the Pregnancy Discrimination Act of 1978; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; La.R.S. 23:1006 and 23:1008; and the City of New Orleans Human Relations law. JCC shall maintain leave policies that are non-discriminatory and JCC shall treat disability due to pregnancy similar to any illness or injury. JCC shall also make reasonable accommodations for the religious observances and practices of employees and prospective employees, as required. (See Addenda H and I to the Amended and Restated Open Access Plans.)


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